Exhibit 2.1

Separation and Distribution Agreement
by and among
Ralcorp Holdings, Inc.,
Post Holdings, Inc.
and
Post Foods, LLC
Dated as of                     , 20

i

Table of Exhibits

Exhibit A	Form of Employee Matters Agreement

Exhibit B	Form of Post Holdings, Inc. Articles of Incorporation

Exhibit C	Form of Post Holdings, Inc. Bylaws

Exhibit D	Form of Tax Allocation Agreement

Exhibit E	Form of Transition Services Agreement

Exhibit F	Form of Rights Agreement of Post

Exhibit G	Form of Joint Defense Agreement
Table of Schedules

Schedule 1.01A	Assumed Actions

Schedule 1.01B	Commercial Agreements

Schedule 1.01C	Post Financial Instruments

Schedule 1.01D	Post Liabilities

Schedule 1.01E	Post Marks

Schedule 1.01F	Ralcorp Financial Instruments

Schedule 3.02(b)	Post Board of Directors

Schedule 3.03(b)	Surviving Intercompany Agreements

Schedule 5.01	Certain Conveyance Instruments

Schedule 9.02(b)	Post Policies

Schedule 10.01	Separation Costs

Schedule 11.01(b)	Obligations Not Released

Separation and Distribution Agreement
          This Separation and Distribution Agreement is made as of      , 2012 by and among Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”), Post Holdings, Inc., a Missouri corporation and wholly-owned subsidiary of Ralcorp (“Post”), and Post Foods, LLC, a Delaware limited liability company and wholly-owned subsidiary of Ralcorp (“Post US”).
Recitals
          A. Ralcorp, through Post US and Post Foods Canada Corp. (“Post Canada”), a British Columbia corporation and wholly-owned subsidiary of RH Financial Corporation, a Nevada corporation and wholly-owned subsidiary of Ralcorp, is engaged in the business of manufacturing, distributing and marketing Post® brand ready-to-eat cereal products.
          B. The Board of Directors of Ralcorp has determined that it would be advisable and in the best interests of Ralcorp and its shareholders for Ralcorp to separate into two publicly-traded companies: (i) Ralcorp, which will continue to conduct, directly and through its subsidiaries, the businesses of manufacturing, distributing and marketing a variety of private brand, regional and value brand food products, and (ii) Post, which will continue to conduct, directly and through its subsidiaries, the Post Business.
          C. To effectuate the Distribution, the Parties intend to complete the Internal Reorganization.
          D. The Board of Directors of Ralcorp has determined that, following the Internal Reorganization, it would be advisable and in the best interests of Ralcorp and its shareholders for Ralcorp to distribute on a pro rata basis to the holders of outstanding shares of Ralcorp Common Stock, at least 80% of the outstanding shares of Post Common Stock owned by Ralcorp as of the Distribution Date.
          E. For U.S. federal income tax purposes, it is intended that: (i) the Post Contribution (as defined below), taken together with the Distribution (as defined below) will qualify as a tax-free reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) Ralcorp will not recognize gain or loss with respect to the Post Contribution (including the receipt by Ralcorp of the Post Debt Securities (as defined below) and any proceeds of the Post Credit Facility (as defined below)), (iii) the Ralcorp shareholders will not recognize gain or loss upon the receipt of Post Common Stock (as defined below) in the Distribution (except to the extent of cash received in lieu of fractional shares), (iv) provided the Retained Shares (as defined below) are transferred to Ralcorp creditors pursuant to the Equity for Debt Exchange (as defined below) or to creditors pursuant to the Share Repurchase (as defined below), in each case, within 12 months following the Distribution, Ralcorp will not recognize gain or loss with respect to the Retained Shares (other than, in the case of the Equity for Debt Exchange, (A) deductions attributable to the fact that the Ralcorp Debt (as defined below) may be redeemed at a premium, (B) income attributable to the fact that the Ralcorp Debt may be redeemed at a discount, and (C) interest expense accrued with respect to the Ralcorp Debt), and (v) provided the Retained Shares are transferred to Ralcorp shareholders pursuant to the Share Repurchase within 12 months following the Distribution, no gain or loss will be recognized by (and no amount will be included in the income of) Ralcorp shareholders upon the exchange of Ralcorp Common Stock (as defined below) for Retained Shares pursuant to the Share Repurchase.
          F. It is appropriate and desirable to set forth the principal transactions required to effectuate the Internal Reorganization and certain other agreements that will govern the relationship of Ralcorp and Post following the Distribution.

Agreements
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
Definitions and Usage
          Section 1.01 Definitions
          As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.01:
          “AAA” has the meaning set forth in Section 12.04(a).
          “Action” means any action, claim, counterclaim, demand, suit, countersuit, arbitration, mediation, alternative dispute resolution, litigation, inquiry, subpoena, discovery request, proceeding or investigation by or before any court, arbitration panel or entity, grand jury or Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the specified Person; provided, however, that, for purposes of this Agreement, no Ralcorp Party or any director or officer thereof shall be deemed to be an Affiliate of any Post Party and vice versa.
          “Agent” means Computershare Trust Company, N.A., the distribution agent appointed by Ralcorp to distribute shares of Post Common Stock pursuant to the Distribution.
          “Agreement” means this Separation and Distribution Agreement, as the same may be amended from time to time.
          “Applicable Deadline” has the meaning set forth in Section 12.03(b).
          “Arbitration Act” means the United States Arbitration Act, 9 U.S.C.§§1 et seq.
          “Arbitration Demand Notice” has the meaning set forth in Section 12.03(a).
          “Assumed Actions” means those Actions in which Ralcorp or any of its Subsidiaries is a defendant or the Party against whom the claim or investigation is directed and which primarily relate to the Post Business, including those Actions listed on Schedule 1.01(A).
          “Canada Sale” has the meaning set forth in Annex I.
          “Claims Administration” means the processing of claims made under Ralcorp Policies, including the reporting of claims to the applicable insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.
          “Claims-Made Policies” has the meaning set forth in Section 9.05(a).
          “Code” has the meaning set forth in the recitals.

          “Commercial Agreements” means the agreements identified on Schedule 1.01(B), entered into on or before the Distribution Date, regarding certain ongoing business and service relationships between the Ralcorp Parties and the Post Parties.
          “Confidential Information” means any of the following:
          (a) any proprietary information that is competitively sensitive material or otherwise of value to Ralcorp, Post and its or their Subsidiaries and not generally known to the public, including product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Ralcorp, Post and its and their Subsidiaries and the consumers, customers, clients and suppliers of any of the foregoing;
          (b) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Ralcorp, Post and its and their Subsidiaries a competitive advantage over their competitors; and
          (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets.
          Confidential Information includes such information as may be contained in or embodied by documents, substances, laboratory notebooks, documentation, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing.
          “Contract” means any written, oral, implied or other agreement, assurance, undertaking, contract, commitment, lease, license, permit, franchise, concession, deed of trust, contract, note, bond, mortgage, guaranty, indenture, indemnity, representation, warranty, legally binding arrangement or other instrument or obligation.
          “Control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled by” and “under common Control” have meanings correlative to the foregoing.
          “Conveyance Instruments” has the meaning set forth in Section 5.01.
          “Debt for Debt Exchange” has the meaning set forth in Annex I.
          “Debt for Debt Exchange Agreement” has the meaning set forth in Annex I.
          “Designated Ralcorp Information” has the meaning set forth in Section 11.03(d).
          “Distributed Post Shares” means all of the Post Shares except for the Retained Shares.
          “Distribution” has the meaning set forth in Section 4.05(a).
          “Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of Ralcorp in its sole and absolute discretion.
          “Distribution Ratio” has the meaning set forth in Section 4.05(a).

          “Effective Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 11:59 p.m., New York time, on the Distribution Date.
          “Employee Contract” means any written Contract between a Party and a current or former employee of any Party.
          “Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between Ralcorp and Post, the form of which is attached as Exhibit A.
          “Equity for Debt Exchange” has the meaning set forth in Annex I.
          “Equity for Debt Exchange Agreement” has the meaning set forth in Annex I.
          “Escalation Notice” has the meaning set forth in Section 12.02(a).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration, mediation or alternative dispute resolution fees or costs, witness fees, and reasonable fees and disbursements of outside legal counsel, investigators, expert witnesses, consultants, accountants and other third-party professionals).
          “External Debt” means existing Ralcorp debt, including, but not limited to, debt of Ralcorp relating to: (a) the assumption of the obligation under the Splitco notes in the acquisition of Post in 2008; (b) the acquisition of American Italian Pasta Company in 2010; and (c) the acquisition of Sara Lee Refrigerated Dough, LLC from Sara Lee Corporation on October 3, 2011.
          “FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a Ralcorp Insured Party or a Post Insured Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.
          “Foreign Exchange Rate” means, with respect to any currency other than United States dollars, as of any date of determination, the rate set forth in the exchange rate section of The Wall Street Journal or, if not published in The Wall Street Journal, then the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by JPMorgan Chase Bank, National Association (or any successor thereto or other major money center commercial bank agreed to by the Parties).
          “Form 10 Registration Statement” means the registration statement on Form 10 of Post, including all amendments or supplements thereto, filed with the SEC prior to the Distribution Date.
          “Governmental Approvals and Consents” means any notices, reports or other filings to be made with or to, or any consents, registrations, approvals, permits, waivers, clearances or authorizations to be obtained from, any Governmental Authority.
          “Governmental Authority” means any foreign, U.S. federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial, arbitral or mediation body.

          “Indemnified Party” has the meaning set forth in Section 11.05(a).
          “Indemnifying Party” has the meaning set forth in Section 11.05(a).
          “Indemnity Payment” has the meaning set forth in Section 11.05(a).
          “Information” has the meaning set forth in Section 13.01(a).
          “Information Statement” means the information statement, included with the Form 10 Registration Statement and to be sent by Ralcorp to its shareholders in connection with the Distribution, as it may be amended or supplemented.
          “Intercompany Agreements” means any Contract, other than this Agreement and the Transaction Agreements, between one or more of the Ralcorp Parties, on the one hand, and one or more of the Post Parties, on the other hand, entered into prior to the Distribution.
          “Internal Reorganization” has the meaning set forth in Annex I.
          “IRS” means the U.S. Internal Revenue Service.
          “Joint Defense Agreement” means a common interest and joint defense agreement in substantially the form attached hereto as Exhibit G.
          “Liabilities” means any and all debts, liabilities, Losses and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities, Losses and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.
          “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, taxes, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
          “Mark” means a Ralcorp Mark or a Post Mark.
          “Net Intercompany Debt” means the aggregate amount of indebtedness owed by the Post Parties to any of the Ralcorp Parties, net of the aggregate amount of indebtedness owed by the Ralcorp Parties to the Post Parties. For the avoidance of doubt, “Net Intercompany Debt” shall not include the Post Credit Facility or the Post Debt Securities.
          “Notes Offering Memorandum” means each of the preliminary offering memorandum, subject to completion, dated , 2012, and the final offering memorandum, dated , 2012, with respect to the offering and sale of the Post Debt Securities, in each case together with the information incorporated by reference therein.
          “NYSE” means the New York Stock Exchange, Inc.
          “Occurrence-Based Policies” has the meaning set forth in Section 9.05(a).

          “Out-of-Pocket Expenses” means expenses involving a payment to a Third Party (other than an employee of the Party making the payment).
          “Party” means a Ralcorp Party or a Post Party, as applicable.
          “Person” means any individual, corporation, partnership, joint venture, limited liability company, entity, association, joint-stock company, trust, unincorporated organization or Governmental Authority.
          “Post” has the meaning set forth in the preamble.
          “Post Articles of Incorporation” means the Articles of Incorporation of Post, the form of which is attached hereto as Exhibit B.
          “Post Balance Sheet” means the audited combined balance sheet of Post as of September 30, 2011 included in the Information Statement.
          “Post Business” means the manufacture, distribution and marketing of Post® brand ready-to-eat cereal products and any other businesses or operations that, if owned or operated by Ralcorp as of the Distribution Date, would be properly included in Ralcorp’s branded cereal products reporting segment, in accordance with accounting principles generally accepted in the United States as of the Distribution Date.
          “Post Bylaws” means the Bylaws of Post, the form of which is attached as Exhibit C.
          “Post Canada” has the meaning set forth in the preamble.
          “Post Common Stock” means common stock, par value $0.01 per share, of Post.
          “Post Contribution” has the meaning set forth in Annex I.
          “Post Credit Facility” means the credit facility provided pursuant to the agreement dated as of      , 2012 among Post, the lenders party thereto ,      as Administrative Agent, and , as Joint Lead Arrangers and Joint Bookrunners,      , as Syndication Agent, and       and ,      as Co-Documentation Agents.
          “Post Debt Securities” has the meaning set forth in Annex I.
          “Post Financial Instruments” means all credit facilities (including the Post Credit Facility), indentures, loans, notes (including the Post Debt Securities), guaranties, foreign-currency forward-exchange contracts, futures, forwards, swaps, options, collars, surety bonds, letters of credit and similar instruments primarily related to the Post Business under which any Ralcorp Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.01(C).
          “Post Indemnified Parties” has the meaning set forth in Section 11.03.
          “Post Insured Party” means any Post Party that is a named insured, additional named insured or insured under any Shared Policy.
          “Post Liabilities” means: (a) all Liabilities of the Post Parties and their respective Affiliates; (b) all Liabilities of Ralcorp and its current or former Subsidiaries or other Affiliates (including Post and its current or former Subsidiaries or other Affiliates) to the extent based upon, arising out of or relating to the Post Business or the assets acquired in the Canada Sale; (c) all Liabilities to the extent based upon or arising under the RMT Transaction Agreement, dated November 15, 2007, between Kraft Foods Inc., Cable Holdco, Inc., Ralcorp, and Ralcorp Mailman LLC, and any co-manufacturing, project, de-coupling, contribution or other commercial agreements entered into in connection with the transactions contemplated thereby; (d) all Liabilities to the extent based upon or arising out of the Post Financial Instruments; (e) all Liabilities set forth or referred to on Schedule 1.01(D); (f) all Liabilities reflected on the Post Balance Sheet or in the notes thereto and all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Post, or in the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of the nature and type of Liabilities included on the Post Balance Sheet; it being understood that to the extent the amount of any Liability included on the Post Balance Sheet or the notes thereto was an estimate thereof, the actual amount of such Liability (rather than the estimated amount) shall be deemed to be a Post Liability for purposes of this clause (f); (g) all Liabilities arising out of, resulting from or relating to any of the matters described under the captions “Business — Regulation” and “Business — Legal Proceedings” in the Information Statement; and (h) all Liabilities delegated or allocated to, or assumed by, Post or any of the other Post Parties under this Agreement or any of the Transaction Agreements; provided, however, that notwithstanding the foregoing provisions of this clause (h) or any of the other preceding clauses of this sentence, “Post Liabilities” shall exclude all Liabilities specifically delegated or allocated to, or assumed by, Ralcorp or any of the other Ralcorp Parties under this Agreement or any of the Transaction Agreements. For the avoidance of doubt: (A) Liabilities described in clause (b) of the immediately preceding sentence shall not be excluded from the definition of Post Liabilities simply because such Liabilities are based upon or arise out of operations or assets no longer owned by Post or any of the other Post Parties as of the Effective Time (e.g., previously sold, disposed or lost operations or assets); (B) the designation in this Agreement of any Liability as a Post Liability shall be binding on the Post Parties, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, strict liability or other legal fault of any one or more of the Ralcorp Parties; and (C) except as expressly set forth in this Agreement or a Transaction Agreement, the designation in this Agreement of Liabilities as Post Liabilities or Ralcorp Liabilities is only for purposes of allocating responsibility for such Liabilities as between the Parties and their respective Subsidiaries, shall be subject to Sections 7.07 and 11.05 and shall not affect any obligations to, give rise to any rights of, or affect any obligations of any Third Parties.
          “Post Marks” means the name Post, or any variations thereof, and any other trademarks, service marks, trade names, logos or identifiers owned by, or licensed by a Third Party to, any Post Party, in each case as of the Effective Time, including without limitation those listed on Schedule 1.01(E).
          “Post Parties” means Post, the Post Subsidiaries and any other Subsidiary of Post (including those formed or acquired after the date hereof).
          “Post Policies” has the meaning set forth in Section 9.02(b).
          “Post Share” means a share of Post Common Stock.
          “Post Subsidiaries” means, Post US and each Subsidiary of Post US.
          “Post US” has the meaning set forth in the preamble.
          “Prime Rate” means the rate that JPMorgan Chase Bank, National Association (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

          “Protected Party” has the meaning set forth in Section 7.06(b).
          “Ralcorp” has the meaning set forth in the preamble.
          “Ralcorp Business” means all businesses and operations of the Ralcorp Parties, other than the Post Business.
          “Ralcorp Common Stock” means common stock, par value $0.01 per share, of Ralcorp.
          “Ralcorp Debt” has the meaning set forth in Annex I.
          “Ralcorp Financial Instruments” means all credit facilities, guaranties, foreign-currency forward-exchange contracts, futures, forwards, swaps, options, collars, surety bonds, letters of credit and similar instruments primarily related to the Ralcorp Business under which any Post Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.01(F).
          “Ralcorp Indemnified Parties” has the meaning set forth in Section 11.02.
          “Ralcorp Insured Party” means any Ralcorp Party that is a named insured, an additional named insured or an insured under any Shared Policy.
          “Ralcorp Liabilities” means all Liabilities of Ralcorp and its Subsidiaries, as of the Distribution Date, other than the Post Liabilities. For the avoidance of doubt: (A) the designation in this Agreement of any Liability as a Ralcorp Liability shall be binding on the Ralcorp Parties, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, strict liability or other legal fault of any one or more members of the Post Parties; and (B) except as expressly set forth in this Agreement or a Transaction Agreement, the designation in this Agreement of Liabilities as Post Liabilities or Ralcorp Liabilities is only for purposes of allocating responsibility for such Liabilities as between the Parties and their respective Subsidiaries, shall be subject to Sections 7.07 and 11.05 and shall not affect any obligations to, give rise to any rights of, or affect any obligations of any Third Parties.
          “Ralcorp Marks” means the name Ralcorp, or any variations thereof, and any other trademarks, service marks, trade names, logos or identifiers owned by, or licensed by a Third Party to, any Ralcorp Party, in each case as of the Effective Time.
          “Ralcorp Parties” means Ralcorp and its Subsidiaries (including those formed or acquired after the date hereof), other than the Post Parties.
          “Ralcorp Policies” has the meaning set forth in Section 9.02(a).
          “Record Date” means the close of business on the date determined by the Board of Directors of Ralcorp as the record date for the Distribution.
          “Related Claims” means a claim or claims against a Shared Policy made by one or more Post Insured Parties, on the one hand, and one or more Ralcorp Insured Parties, on the other hand, filed in connection with Losses suffered by either a Post Insured Party or a Ralcorp Insured Party, as the case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a Ralcorp Insured Party or a Post Insured Party, as the case may be, which Losses are the subject of a claim or claims by such Person against a Shared Policy.
          “Representatives” has the meaning set forth in Section 13.08(a).
          “Retained Shares” means the Post Common Stock retained by Ralcorp immediately following the Distribution.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
           “Share Repurchase” means the transfer by Ralcorp of the Retained Shares and/or any of the proceeds of the Post Credit Facility, to repurchase Ralcorp Common Stock pursuant to the plan that includes the Distribution.
          “Shared Policies” has the meaning set forth in Section 9.05(a).
          “Soliciting Party” has the meaning set forth in Section 7.06(b).
          “Stock Options Registration Statement” means the Registration Statement on Form S-8 or such other form or forms as may be appropriate, as amended and supplemented, including all documents incorporated by reference therein, to effect the registration under the Securities Act of Post Shares or other Post securities subject to certain stock options, stock appreciation rights, restricted stock and restricted stock units or other arrangements granted to current and former officers, employees, directors and consultants of the Ralcorp Parties pursuant to the Employee Matters Agreement.
          “Subsidiary” means, when used with reference to any Person, any corporation or other entity or organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other entity or organization is directly or indirectly owned by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person directly or indirectly Controls, or has the right, power or ability to Control, that Person.
          “Tax Allocation Agreement” means the Tax Allocation Agreement, dated the date hereof, between Ralcorp and Post, the form of which is attached as Exhibit D.
          “Third Party” means a Person that is not a Party or a Subsidiary of a Party.
          “Third-Party Claim” has the meaning set forth in Section 11.06(a).
          “Third-Party Consents” means any material consent, approval, waiver or authorization to be obtained from any Person that is not a Governmental Authority.
          “Transaction Agreement” means each of the Employee Matters Agreement, the Tax Allocation Agreement, the Transition Services Agreement and the Conveyance Instruments.
          “Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between Ralcorp and Post, the form of which is attached as Exhibit E.
          “Unaided Knowledge” has the meaning set forth in Section 13.08(d).

          “Unrelated Claims” means a claim or claims against a Shared Policy that is not a Related Claim.
          Section 1.02 Interpretation.
          In this Agreement, unless the context clearly indicates otherwise:
     (a) words used in the singular include the plural and words used in the plural include the singular;
     (b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” or “Subsidiaries” shall be deemed to mean such Person’s Affiliates or Subsidiaries, as applicable, following the Distribution;
     (c) any reference to any gender includes the other gender and the neuter;
     (d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
     (e) the words “shall” and “will” are used interchangeably and have the same meaning;
     (f) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;
     (g) any reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;
     (h) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;
     (i) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
     (j) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;
     (k) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
     (l) accounting terms used herein shall have the meanings historically ascribed to them by Ralcorp and its Subsidiaries, including Post and its Subsidiaries, in its and their internal accounting and financial policies and procedures in effect as of the date of this Agreement;
     (m) if there is any conflict between the provisions of the body of this Agreement and the Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

     (n) if there is any conflict between the provisions of this Agreement and a Transaction Agreement, the provisions of such Transaction Agreement shall control (but only with respect to that Transaction Agreement) unless explicitly stated otherwise therein;
     (o) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;
     (p) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be;
     (q) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and
     (r) the language of this Agreement shall be deemed to be the language the Parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any Party.
ARTICLE II
Certain Actions Prior to the Distribution Date
          Section 2.01 Financing Arrangements.
     On or prior to the Effective Time, Post will:
     (a) borrow up to $175 million pursuant to the Post Credit Facility;
     (b) consummate the Post Contribution;
     (c) issue the Post Debt Securities; and
     (d) consummate the Canada Sale.
          Section 2.02 Financial Instruments.
     (a) Post will use its commercially reasonable efforts to take or cause to be taken all actions, and enter into (or cause the other Post Parties to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Effective Time, (i) the removal of the Ralcorp Parties from all Post Financial Instruments and (ii) the Ralcorp Parties to be fully and unconditionally released from all Liabilities in respect of the Post Financial Instruments. It is understood and agreed that all Liabilities in respect of the Post Financial Instruments are Post Liabilities and Post shall indemnify the Ralcorp Parties from any Liabilities suffered thereby to the extent arising out of, resulting from or relating to the Post Financial Instruments. Without limiting the foregoing, after the Effective Time, (A) Post will not, and will not permit any Post Party to, renew, extend, modify, amend or supplement any Post Financial Instrument in any manner that would increase, extend or give rise to any Liability of a Ralcorp Party under such Post Financial Instrument and (B) with respect to any Post Financial Instrument for which any Ralcorp Party was not removed and fully and unconditionally released from all Liabilities in respect of such Post

Financial Instrument prior to the Effective Time, Post shall continue to use its commercially reasonable efforts to cause such removal and release.
     (b) Ralcorp will use its commercially reasonable efforts to take or cause to be taken all actions, and enter into (or cause the other Ralcorp Parties to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Effective Time, (i) the removal of the Post Parties from all Ralcorp Financial Instruments and (ii) the Post Parties to be fully and unconditionally released from all Liabilities in respect of the Ralcorp Financial Instruments. It is understood and agreed that all Liabilities in respect of the Ralcorp Financial Instruments are Ralcorp Liabilities and Ralcorp shall indemnify the Post Parties from any Liabilities suffered thereby to the extent arising out of, resulting from or relating to the Ralcorp Financial Instruments. Without limiting the foregoing, after the Effective Time, (A) Ralcorp will not, and will not permit any Ralcorp Party to, renew, extend, modify, amend or supplement any Ralcorp Financial Instrument in any manner that would increase, extend or give rise to any Liability of a Post Party under such Ralcorp Financial Instrument and (B) with respect to any Ralcorp Financial Instrument for which any Post Party was not removed and fully and unconditionally released from all Liabilities in respect of such Ralcorp Financial Instrument prior to the Effective Time, Ralcorp shall continue to use its commercially reasonable efforts to cause such removal and release.
ARTICLE III
Business Separation
          Section 3.01 Actions Prior to the Separation.
     Upon the terms and subject to the conditions of this Agreement, on the Distribution Date but prior to the Distribution, Ralcorp and Post shall take or cause to be taken the following actions in the following order to the extent not taken prior to the date hereof:
     (a) The Parties shall cause the Internal Reorganization to be completed.
     (b) Immediately prior to the Effective Time, Ralcorp shall contribute to Post an amount of cash so that, as of the Effective Time (but after taking into account the payments described in this Section 3.01), the Post Parties shall have, in the aggregate, an amount of cash and cash equivalents (determined, for purposes of this Section 3.01, in accordance with Section 1.02(l)) that Ralcorp deems appropriate, which amount shall be equal to at least $__ million. Except as otherwise expressly and specifically provided in this Agreement or any Transaction Agreement, all Net Intercompany Debt and all intercompany receivables, payables, loans and other accounts between any Ralcorp Party, on the one hand, and any Post Party, on the other hand, in existence immediately prior to the Effective Time, after giving effect to the Internal Reorganization, shall be satisfied and/or settled by the relevant Ralcorp Party or Post Party no later than the Effective Time by (i) forgiveness by the relevant obligor or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case as determined by Ralcorp, in its discretion.
     (c) Within 45 days following the Distribution Date, if the Parties determine that the amount of cash and cash equivalents held by the Post Parties, collectively, as of the Effective Time (and after taking into account the payments described above in Section 3.01(b)) was less than $_ million, then Ralcorp shall pay to Post a payment equal to the amount such shortfall, provided that none of the Post Parties shall have taken any action (or failed to take any action) outside the ordinary course of business with a view to or for the purpose or with the effect of reducing the amount of cash and cash equivalents held by the Post Parties, collectively, as of 45 days following the Distribution Date. Any payment to be made by Ralcorp pursuant to this Section 3.01(c) shall be subject to compliance by the Post Parties with the covenants set forth in Section 7.06(c). Any payment made pursuant to this Section 3.01(c) shall be made, to the extent practicable, by first making reconciling payments (to reflect actual amounts as compared to estimates) with respect to any payments made pursuant to Section 3.01(b) based on estimates as of the Effective Time.
          Section 3.02 The Separation.
          Upon the terms and subject to the conditions of this Agreement, on or before the Distribution Date and following the consummation of the transactions to be taken pursuant to Section 3.01, Ralcorp and Post shall take the following actions:
     (a) To the extent not already executed, the applicable Ralcorp Parties and the applicable Post Parties shall execute and deliver to the other the Transaction Agreements and Commercial Agreements to which they are intended to be a Party.
     (b) The Board of Directors of Post shall be reconstituted so that it consists of the persons set forth on Schedule 3.02(b).
     (c) Notwithstanding the foregoing, Ralcorp may elect in its sole and absolute discretion at any time prior to the Distribution to omit or modify any of the transactions set forth in Section 3.01 and Section 3.02 or to include additional transactions.
     Section 3.03 Termination of Existing Intercompany Agreements.
     (a) Except as set forth in Section 3.03(b), all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution shall be terminated, cancelled and of no further force and effect from and after the Distribution. If, as a result of mistake or oversight, any Intercompany Agreement, intercompany arrangement and/or course of dealings is terminated and cancelled pursuant to this Section 3.03, then, at the request of Ralcorp or Post, the Parties shall negotiate in good faith after the Distribution to determine whether, notwithstanding such termination and cancellation, such Intercompany Agreement, intercompany arrangement and/or course of dealings should continue following the Effective Time and the terms and conditions upon which the Parties may continue with respect thereto.
     (b) The provisions of Section 3.03(a) shall not apply to any of the following (or to any provisions thereof):
     (i) this Agreement and the Transaction Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Transaction Agreement to be entered into by any of the Post Parties and any of the Ralcorp Parties);
     (ii) any other Contracts that this Agreement or any Transaction Agreement expressly contemplates will survive the Distribution;

     (iii) any confidentiality or non-disclosure agreements among any of the Post Parties and any of the Ralcorp Parties or employees of either of them, including any obligation not to disclose proprietary or privileged information;
     (iv) all payables and receivables accrued and unpaid in the ordinary course of business of the Ralcorp Parties and the Post Parties pursuant to the Commercial Agreements prior to the Effective Time; or
     (v) any Contracts listed or described on Schedule 3.03(b).
ARTICLE IV
The Distribution
          Section 4.01 Record Date and Distribution Date.
          Upon the terms and subject to the conditions of this Agreement, the Board of Directors of Ralcorp shall, in its sole and absolute discretion, establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution. The Board of Directors of Ralcorp shall have the right to adjust the Distribution Ratio at any time prior to the Distribution.
          Section 4.02 Post Articles of Incorporation and Bylaws; Rights Agreement.
          Prior to the Distribution, the Post Board of Directors and Ralcorp, as sole shareholder of Post, shall have adopted and approved the Post Articles of Incorporation and the Post Bylaws and taken all action necessary so that the Rights Agreement of Post, in substantially the form of Exhibit F hereto, shall become effective upon the Distribution, and Post shall have filed the Post Articles of Incorporation with the Secretary of State of the State of Missouri.
          Section 4.03 The Agent.
          Prior to the Distribution Date, Ralcorp shall enter into a distribution agent agreement with the Agent.
          Section 4.04 Delivery of Post Shares.
          Ralcorp shall take such steps as are necessary or appropriate to permit the Distributed Post Shares to be distributed in the manner described in this Article IV. In its capacity as the distribution agent, the Agent will distribute the Distributed Post Shares in the manner described in this Article IV.
          Section 4.05 The Distribution.
     (a) Subject to the satisfaction or waiver of the conditions set forth in Section 8.01 and at the sole and absolute discretion of Ralcorp, on the Distribution Date, Ralcorp shall effect the Distribution and shall cause the Agent to distribute to each holder of record of shares of Ralcorp Common Stock as of the Record Date (other than with respect to shares of Ralcorp Common Stock held in treasury by Ralcorp) by means of a pro rata dividend of one Post Share for every       shares of Ralcorp Common Stock (the “Distribution Ratio”) held of record by such holder as of the Record Date (the “Distribution”); provided, however, that any fractional Distributed Post Shares shall be treated as provided in Section 4.05(c).

     (b) Upon the terms and subject to the conditions of this Agreement, each holder of record of Ralcorp Common Stock as of the Record Date, other than in respect of shares of Ralcorp Common Stock held in treasury by Ralcorp, will be entitled to receive in the Distribution one share of Post Common Stock for every       shares of Ralcorp Common Stock held of record by such record holder as of the Record Date.
     (c) Ralcorp will direct the Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of Post Common Stock allocable to each record holder entitled to receive Post Common Stock in the Distribution and to promptly aggregate all the fractional shares and sell the whole shares obtained thereby on behalf of such record holders, in open market transactions or otherwise, at the then-prevailing trading prices, and to cause to be distributed to each such record holder, in respect of such record holder’s fractional share, each record holder’s ratable share of the proceeds from such sale, after making appropriate deductions of the amounts required to be withheld for U.S. federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.
     (d) Any Post Common Stock or cash in lieu of fractional shares with respect to Post Common Stock that remains unclaimed by any record holder 180 days after the Distribution Date will be delivered to Post. Post will hold the Post Common Stock or cash for the account of such record holder, and any record holder will look only to Post for the Post Common Stock or cash, if any, in lieu of fractional shares, subject in each case to applicable escheat or other abandoned property laws. Ralcorp expressly waives any claim to any Post Common Stock or cash in lieu of fractional shares to be transferred to Post pursuant to this Section 4.05(d) and, if received, will transfer such Post Common Stock and cash in lieu of fractional shares to Post for the account of the record holders.
          Section 4.06 Distributed Post Shares.
          Each Post Share distributed in the Distribution shall be validly issued, fully paid and nonassessable and free of preemptive rights. Such Distributed Post Shares shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Ralcorp shall cause the Agent to deliver an account statement to each holder of Post Common Stock reflecting such holder’s ownership interest in Distributed Post Shares.
          Section 4.07 Distribution is at Ralcorp’s Discretion.
          The consummation of the transactions provided for in this Article IV shall only be effected after the Distribution has been declared by the Board of Directors of Ralcorp and after all of the conditions set forth in Section 8.01 shall have been satisfied or waived by Ralcorp. Notwithstanding the foregoing, at any time prior to the Distribution, Ralcorp, in its sole and absolute discretion, may determine not to consummate the Distribution or may change the terms of the Distribution, including by accelerating or delaying the time of consummation of all or part of the Distribution.
          Section 4.08 Additional Approvals.
          Prior to the Distribution, the Parties shall cooperate in effecting, and if so requested by the other Party, shall ratify any actions which are reasonably necessary or desirable to be taken by Post to effectuate the transactions referenced in or contemplated by this Agreement in a manner consistent with the terms hereof, including the preparation and implementation of appropriate plans, agreements and arrangements for employees of the Post Business and non-employee members of Post’s Board of Directors.
          Section 4.09 Disposition of the Retained Shares.
           Following the Distribution, Ralcorp shall (i) transfer all or a portion of the Retained Shares to the financial institutions holding the Ralcorp Debt in repayment of all or a portion of the Ralcorp Debt pursuant to the Equity for Debt Exchange Agreement, which such exchange shall be completed no later than 12 months after the Distribution; (ii) transfer all or a portion of the Retained Shares to its shareholders in exchange for Ralcorp Common Stock as part of the Share Repurchase, which such exchange shall be completed no later than 12 months after the Distribution; and/or (iii) dispose of all or a portion of the Retained Shares in the open market, through privately negotiated transactions or otherwise, which disposition shall be completed no later than five years after the Distribution.
          Section 4.10 Use of Proceeds from Post Credit Facility and Ralcorp Debt.
          Following the Distribution, Ralcorp shall transfer the portion of the cash proceeds from the Post Credit Facility it received from Post to its creditors in repayment of External Debt, which such transfer shall be completed no later than 12 months after the Distribution. In addition, Ralcorp shall use the proceeds of the Ralcorp Debt to pay down External Debt, for share repurchases and/or for general corporate business purposes.
ARTICLE V
Business Separation Closing Matters
          Section 5.01 Delivery of Instruments of Conveyance.
          In order to effectuate the transactions contemplated by Article II through Article IV, the Parties shall execute and deliver, or cause to be executed and delivered, prior to or as of the Distribution, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, assumption, license and conveyance (collectively, the “Conveyance Instruments”) as Ralcorp and Post shall reasonably deem necessary or appropriate to effect such transactions, including those set forth on Schedule 5.01.
          Section 5.02 Provision of Corporate Records.
     (a) Without limitation of the Parties’ rights and obligations pursuant to Article XIII, prior to or as promptly as reasonably practicable after the Distribution, Ralcorp shall deliver to Post all corporate books and records of the Post Parties and, upon request, copies of all corporate books and records of the Ralcorp Parties to the extent relating to the Post Business in its possession or control, including in each case copies of all applicable active agreements, litigation files, insurance policies and government filings.
     (b) Without limitation of the Parties’ rights and obligations pursuant to Article XIII, prior to or as promptly as reasonably practicable after the Distribution, Post shall deliver to Ralcorp all corporate books and records of the Ralcorp Parties and, upon request, copies of all corporate books and records of the Post Parties to the extent relating to the Ralcorp Business in its possession or control, including in each case copies of all applicable active agreements, litigation files, insurance policies and government filings.

          Section 5.03 Right of Offset.
          Upon Post’s written consent, and except as otherwise provided herein or in any Transaction Agreement, to the extent Ralcorp has the right to receive any amounts hereunder or under any Transaction Agreement or under any other arrangement contemplated by the Transaction Agreements between Ralcorp and Post, then Ralcorp may satisfy such amounts out of and shall have a right of offset against any amounts then currently due from Post to Ralcorp hereunder or thereunder.
ARTICLE VI
No Representations or Warranties
          Section 6.01 No Ralcorp Representations or Warranties.
          Except as expressly set forth herein or in any Transaction Agreement, none of the Ralcorp Parties makes any representation or warranty of any kind whatsoever, express or implied, to any of the Post Parties in any way with respect to any of the transactions contemplated hereby or any other matter, including as to (a) the value, condition, prospects or freedom from encumbrance of, or any other matter concerning, any of the Post Subsidiaries (including their respective assets) or the Post Business, (b) the legal sufficiency to convey title to the equity interests of Post US or the equity interests or assets of Post Canada on the execution, delivery and/or filing of the Conveyance Instruments or (c) the amount or nature of, or any other matter concerning, the Liabilities of the Post Parties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT POST TAKES THE POST BUSINESS AND ALL SUCH POST SUBSIDIARIES (AND THEIR RESPECTIVE ASSETS) AND TRANSFERRED ASSETS “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” AND THAT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, RALCORP HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OR SUFFICIENCY THEREOF (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OR DISCHARGED FROM, SUCH ASSETS) OR (B) ANY INFRINGEMENT BY RALCORP OR ANY OF ITS SUBSIDIARIES OR OTHER AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (II) NEGATES ANY RIGHTS OF POST UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY POST FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE POST BUSINESS AND ALL SUCH POST SUBSIDIARIES (AND THEIR RESPECTIVE ASSETS) AND TRANSFERRED ASSETS ARE TO BE ACCEPTED BY POST IN THEIR PRESENT CONDITION. The Post Parties shall bear the economic and legal risks that any conveyances of such assets shall prove to be insufficient or that the Post Parties’ title to any such assets shall be other than good and marketable and free of encumbrances. Except as expressly set forth in this Agreement or in any Transaction Agreement, none of the Ralcorp Parties represents or warrants that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments and, subject to Section 6.02, the Post Parties shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law not complied with in connection with the Post Contribution or the Canada Sale. Notwithstanding the foregoing, Ralcorp shall, or shall cause the other applicable Ralcorp Parties to, use commercially reasonable efforts to cure any material defects in the applicable Post Parties’ title to any transferred assets; provided that the Post Parties shall pay any Out-of-Pocket Expenses or any other Liability to any Third Party incurred by the Ralcorp Parties in connection with such commercially reasonable efforts.
          Section 6.02 No Post Representations or Warranties.
          Except as expressly set forth herein or in any Transaction Agreement, none of the Post Parties makes any representation or warranty of any kind whatsoever, express or implied, to any of the Ralcorp Parties in any way with respect to any of the transactions contemplated hereby or any other matter, including the amount or nature of, or any other matter concerning, the Liabilities of the Ralcorp Parties.
ARTICLE VII
Certain Covenants
          Section 7.01 Governmental Approvals and Consents and Third-Party Consents.
          Prior to the Distribution, the Parties will use their respective commercially reasonable efforts to obtain all Governmental Approvals and Consents and all Third-Party Consents that are required or appropriate in connection with the transactions contemplated by this Agreement.
          Section 7.02 Non-Assignable Contracts.
     (a) If and to the extent that any Ralcorp Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any Post Party of any Contract or other rights relating to the Post Business that would otherwise be transferred or assigned to such Post Party as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such Ralcorp Party shall continue to be bound thereby and the purported transfer or assignment to such Post Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (ii) unless not permitted by the terms thereof or by law, the Post Parties shall pay, perform and discharge fully all of the obligations of the Ralcorp Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Ralcorp Parties for all Losses arising out of such performance by such Post Party. The Ralcorp Parties shall, without further consideration therefor, pay and remit to the applicable Post Party promptly all monies, rights and other considerations received in respect of such performance. The Ralcorp Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 7.02(a) only as reasonably directed by Post and at Post’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the Ralcorp Parties shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable Post Party without payment of further consideration, and such Post Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds therefrom) pursuant to this Section 7.02(a) is prohibited by law or the terms thereof, this Section 7.02(a) shall operate to create a subcontract with the applicable Post Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the Ralcorp Parties with respect to the performance by such Post Party.

     (b) If and to the extent that any Post Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any Ralcorp Party of any Contract or other rights relating to the Ralcorp Business that would otherwise be transferred or assigned to such Ralcorp Party as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such Post Party shall continue to be bound thereby and the purported transfer or assignment to such Ralcorp Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (ii) unless not permitted by the terms thereof or by law, the Ralcorp Parties shall pay, perform and discharge fully all of the obligations of the Post Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Post Parties for all Losses arising out of such performance by such Ralcorp Party. The Post Parties shall, without further consideration therefor, pay and remit to the applicable Ralcorp Party promptly all monies, rights and other considerations received in respect of such performance. The Post Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 7.02(b) only as reasonably directed by Ralcorp and at Ralcorp’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the Post Parties shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable Ralcorp Party without payment of further consideration, and such Ralcorp Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds therefrom) pursuant to this Section 7.02(b) is prohibited by law or the terms thereof, this Section 7.02(b) shall operate to create a subcontract with the applicable Ralcorp Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the Post Parties with respect to the performance by such Ralcorp Party.
          Section 7.03 Further Assurances.
     (a) Each Party shall use its commercially reasonable efforts, after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or advisable under applicable laws to consummate or make effective the transactions contemplated by this Agreement; provided, however, that no Ralcorp Party or Post Party shall be obligated under this Section 7.03(a) to pay any consideration or Out-of-Pocket Expenses (other than de minimis filing or transaction fees), grant any concession or incur any Liability to any Third Party.
     (b) If, as a result of mistake or oversight, any asset or Contract reasonably necessary to the conduct of the Post Business is not transferred to the applicable Post Party or is transferred to any Ralcorp Party, or any asset or Contract reasonably necessary to the conduct of the Ralcorp Business is not transferred to the applicable Ralcorp Party or is transferred to any Post Party, the Parties intend that such asset or Contract shall be transferred to the Party which requires such asset or Contract for the conduct of its business without the payment of any additional consideration, and Ralcorp and Post shall negotiate in good faith after the Distribution to determine whether, notwithstanding such intent, such asset or Contract should not be transferred to a Post Party or to a Ralcorp Party, as the case may be, and/or the terms and conditions upon which such asset or Contract shall be made available to a Post Party or to a Ralcorp Party, as the case may be. Unless expressly provided to the contrary in this Agreement or any Transaction Agreement, if, as a result of mistake or oversight, any Post Liability is retained or assumed by any Ralcorp Party, or any Ralcorp Liability is retained or assumed by any Post Party, the Parties intend that such Liability shall be transferred to the Party with respect to which such Liability relates without the payment of any additional consideration, and Ralcorp and Post shall negotiate in good faith after the Distribution to determine whether, notwithstanding such intent, such Liability should not be transferred to a Post Party or a Ralcorp Party, as the case may be, and/or the terms and conditions upon which any such Liability shall be transferred. Notwithstanding anything to the contrary in this Section 7.03(b), no Ralcorp Party or Post Party shall be obligated under this Section 7.03(b) to pay any consideration (other than de minimis filing or transaction fees), grant any concession or incur any Liability to any Third Party other than the Liability to be transferred.
          Section 7.04 Receipt of Misdirected Assets.
          In the event that at any time and from time to time after the Effective Time, any Ralcorp Party shall receive from a Third Party an asset of the Post Business (including any remittances from account debtors in respect of the Post Business), such Ralcorp Party shall promptly transfer such asset to the appropriate Post Party. In the event that at any time and from time to time after the Effective Time, any Post Party shall receive from a Third Party an asset of the Ralcorp Business (including any remittances from account debtors in respect of the Ralcorp Business), such Post Party shall promptly transfer such asset to the appropriate Ralcorp Party. Each Party shall cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 7.04.
          Section 7.05 Late Payments.
          Except as expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount not paid when due pursuant to this Agreement or any Transaction Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within 30 days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 5%.
          Section 7.06 Certain Business Matters.
     (a) Following the Effective Time and except as otherwise set forth in any Transaction Agreement, any Party may (i) engage in the same or similar activities or lines of business as any other Party is or in the future may be engaged in and/or (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of such other Party.
     (b) Each Party agrees that, for a period of 24 months from the Distribution Date, such Party (a “Soliciting Party”) will not solicit for employment any employee of any other Party (a “Protected Party”); provided, however, that it is understood that this employee non-solicitation provision shall not prohibit: (i) generalized solicitations by advertising and the like, which are not directed to specific individuals or employees of the Protected Party; (ii) solicitations of persons whose employment was terminated by the Protected Party; or (iii) solicitations of persons who have terminated their employment with the Protected Party without any prior solicitation by the Soliciting Party.
     (c) Except as otherwise expressly provided in this Agreement or in any of the Transaction Agreements, during the period from the date hereof through the Distribution Date, neither Post nor any of the other Post Parties shall take (or fail to take, as applicable), without the prior written consent of Ralcorp, any action in connection with their respective businesses or operations that would have a material adverse effect as to their combined financial condition, results of operations or cash flows through the Distribution Date, as compared to the assumptions or results reflected in Post’s fiscal 2012 operating budget presented to the Board of Directors of Ralcorp at its September 22, 2011 meeting, a copy of which has been provided to the Chief Accounting Officer of Ralcorp. The restrictions applicable to the Post Parties under this Section 7.06(c) shall apply to, but not be limited to, the following activities:
     (i) collection of accounts receivable;
     (ii) payment of accounts payable or other amounts payable to Third Parties;
     (iii) accumulation of inventory;
     (iv) provision of rebates, discounts, advances, allowances or concessions to customers;
     (v) payment of bonuses or other compensatory amounts to employees or prospective employees;
     (vi) settlement of or agreement to settle litigation or other legal proceedings involving the making of any cash payment;
     (vii) payment with respect to capital expenditures other than (A) in the ordinary course of business and (B) consistent with the fiscal 2012 capital expenditures budget previously approved by the Board of Directors of Ralcorp;
     (viii) entry into or modification, amendment, termination or waiver of any material rights under any Contract involving any payment to be made either to or by any of the Post Parties;
     (ix) change to any method of accounting or in any accounting policies or procedures; or
     (x) other action (or failure to take other action) outside the ordinary course of business with a view to or for the purpose or with the effect of reducing the aggregate amount of their cash and cash equivalents on hand as of the Distribution Date.
     (d) Each of Post and Ralcorp is aware that from time to time certain business opportunities may arise which more than one Party may be financially able to undertake, and which are, from their nature, in the line of more than one Party’s business and are of practical advantage to more than one Party. In connection therewith, the Parties agree that if either Ralcorp or Post acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Party, neither Ralcorp nor Post shall have any duty to communicate or offer such opportunity to any of the others and may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.
          Section 7.07 Litigation.
     (a) As of the Effective Time, the Post Parties shall assume and thereafter, except as provided in Article XI, be responsible for all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time. Consistent with the provisions of Section 11.05(a) limiting the indemnification obligations of an Indemnifying Party to the extent of proceeds received by an Indemnified Party from a Third Party indemnitor, the Post Parties shall not assume any liability of Ralcorp to the extent Ralcorp actually receives any indemnification proceeds from a Third Party; provided that, to the extent any of such Third Party indemnification proceeds is attributable to the fees and costs paid by any of the Post Parties pursuant to the preceding sentence, Ralcorp shall reimburse such Post Party promptly following Ralcorp’s receipt of such proceeds.
     (b) (i) Ralcorp agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Ralcorp Business is commenced by a Third Party naming both one or more Ralcorp Parties and one or more Post Parties as defendants thereto, then Ralcorp shall use its commercially reasonable efforts to cause such Post Parties to be removed from such Action; provided that if Ralcorp is unable to cause such Post Parties to be removed from such Action, Ralcorp and Post shall cooperate and consult to the extent necessary or advisable with respect to such Action.
     (ii) Post agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Post Business is commenced by a Third Party naming both one or more Ralcorp Parties and one or more Post Parties as defendants thereto, then Post shall use its commercially reasonable efforts to cause such Ralcorp Parties to be removed from such Action; provided that if Post is unable to cause such Ralcorp Parties to be removed from such Action, Ralcorp and Post shall cooperate and consult to the extent necessary or advisable with respect to such Action.
     (iii) Ralcorp and Post agree that, at all times from and after the Effective Time, if an Action which does not relate primarily to the Post Business or the Ralcorp Business is commenced by a Third Party naming both one or more Ralcorp Parties and one or more Post Parties as defendants thereto, then Ralcorp and Post shall cooperate and consult to the extent necessary or advisable with respect to such Action.
          Section 7.08 Signs; Use of Company Name.
     (a) Except as provided in the Transaction Agreements, within one year after the Distribution Date, at their expense, the Post Parties shall remove any and all exterior and interior commercial signs and similar identifiers on assets or properties owned or held by them that refer or pertain specifically to any Ralcorp Party or the Ralcorp Business. Except as provided in the Transaction Agreements, within one year after the Distribution Date, at their expense, the Ralcorp Parties shall remove any and all exterior and interior commercial signs and similar identifiers on assets or properties owned or held by them that refer or pertain specifically to any Post Party or the Post Business. Notwithstanding the foregoing, Ralcorp and Post shall use commercially reasonable efforts to change all such references to the other Party as soon as practicable following the Distribution Date. Post hereby grants to the Ralcorp Parties, and Ralcorp hereby grants to the Post Parties, for a period of one year following the Distribution Date, a worldwide, non-exclusive, non-transferable, royalty-free license to use signs and identifiers that refer or pertain specifically to the other Party on the assets or properties used in the licensee’s respective businesses as of the Effective Time.
     (b) Except as provided in the Transaction Agreements and in Section 7.08(a), after one year following the Distribution Date, (i) without the prior written consent of Ralcorp, the Post Parties shall not use or display any of the Ralcorp Marks and (ii) without the prior written consent of Post, the Ralcorp Parties shall not use or display any of the Post Marks; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement will prevent any Party from using the other’s name in filings with Governmental Authorities, materials intended for distribution to such Party’s shareholders or any other communication (including correspondence) in any medium that describes the current or former relationship between the Parties; provided, further, that the continuation of references to such Marks in telephone directories (and other similar Third Party or incidental uses which are not capable of being updated within the time period set forth above) will not breach this Section 7.08.
     (c) Each Party shall use the Marks of the other Party as allowed hereunder only in connection with goods or services that are of a level of quality at least equal to the quality of comparable goods or services marketed by that Party before the Effective Time and that it will allow the Party owning the right to such Marks reasonable inspection rights, upon reasonable written notice, to ensure compliance with the foregoing.
          Section 7.09 Stock Options Registration Statement.
          Post shall prepare and, if required, file with the SEC such amendments and supplements to the Stock Options Registration Statement (and the prospectus used in connection therewith) as may be necessary to keep the Stock Options Registration Statement effective under the Securities Act for a period of not less than ten years following the Distribution Date, provided that Post’s obligations pursuant to this Section 7.09 shall terminate on the date upon which there are no further offers of securities covered thereby pursuant to the terms of the applicable stock option agreements or stock appreciation rights agreements.
ARTICLE VIII
Conditions to the Distribution
          Section 8.01 Conditions to the Distribution.
          The obligation of Ralcorp to effect the Distribution is subject to the satisfaction or the waiver by Ralcorp, in its sole and absolute discretion, of each of the following conditions:
     (a) This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Board of Directors of Ralcorp in accordance with applicable law and the Restated Articles of Incorporation and Amended and Restated Bylaws of Ralcorp.
     (b) The Parties shall have completed the Internal Reorganization.
     (c) Ralcorp shall have received (i) a private letter ruling from the IRS (which shall not have been revoked or modified in any material respect), in form and substance satisfactory to Ralcorp, generally to the effect that, among other things: (1) the Post Contribution, taken together with the Distribution will qualify as a tax-free reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code; (2) Ralcorp will not recognize gain or loss with respect to the Post Contribution (including the receipt by Ralcorp of the Post Debt Securities and any proceeds of the Post Credit Facility), (3) the Ralcorp shareholders will not recognize gain or loss upon the receipt of Post Common Stock in the Distribution (except to the extent of cash received in lieu of fractional shares), (4) provided the Retained Shares are transferred to Ralcorp creditors pursuant to the Equity for Debt Exchange or to creditors pursuant to the Share Repurchase, in each case, within 12 months following the Distribution, Ralcorp will not recognize gain or loss with respect to the Retained Shares (other than, in the case of the Equity for Debt Exchange, (A) deductions attributable to the fact that the Ralcorp Debt may be redeemed at a premium, (B) income attributable to the fact that the Ralcorp Debt may be redeemed at a discount, and (C) interest expense accrued with respect to the Ralcorp Debt), and (5) provided the Retained Shares are transferred to Ralcorp shareholders pursuant to the Share Repurchase within 12 months following the Distribution, no gain or loss will be recognized by (and no amount will be included in the income of) Ralcorp shareholders upon the exchange of Ralcorp Common Stock for Retained Shares pursuant to the Share Repurchase; and (ii) an opinion of Bryan Cave LLP (or other nationally recognized tax counsel) based upon customary factual statements, representations, and covenants by the Parties, their Subsidiaries and their stockholders as tax counsel shall request, in form and substance satisfactory to Ralcorp, to the effect that the Post Contribution, taken together with the Distribution will qualify as a tax-free reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code.
     (d) An independent firm acceptable to Ralcorp, in its sole and absolute discretion, shall have delivered one or more opinions to the Board of Directors of Ralcorp confirming the solvency and financial viability of Ralcorp and Post, which opinions shall be in form and substance satisfactory to Ralcorp, in its sole and absolute discretion, and shall not have been withdrawn or rescinded.
     (e) Ralcorp and Post shall have received all permits, registrations and consents required under the securities or “blue sky” laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the Distribution.
     (f) The Form 10 Registration Statement and the Stock Options Registration Statement shall have become effective under the Exchange Act and the Securities Act, respectively, and no stop order suspending the effectiveness of the Form 10 Registration Statement or the Stock Options Registration Statement shall be in effect or, to the knowledge of either Ralcorp or Post, threatened by the SEC.
     (g) Prior to the Distribution, the Parties shall have prepared and mailed to the holders of record of Ralcorp Common Stock the Information Statement and such other information concerning Post, its business, operations and management, the Distribution and such other matters as Ralcorp shall determine in its sole and absolute discretion and as may otherwise be required by law.
     (h) The NYSE shall have approved the Post Common Stock for listing, subject to official notice of issuance.
     (i) Prior to the Distribution, all of Ralcorp’s representatives or designees shall have resigned or been removed as officers and from all Boards of Directors or similar governing bodies of the Post Parties, and all of Post’s representatives or designees shall have resigned or been removed as officers and from all Boards of Directors or similar governing bodies of the Ralcorp Parties.
     (j) Ralcorp and Post shall have received all Governmental Approvals and Consents and all Third-Party Consents necessary to effect the Distribution and to permit the operation of the Post Business after the Distribution Date.
     (k) No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions contemplated by this Agreement or the Transaction Agreements shall have been threatened or shall be in effect.
     (l) The transactions contemplated by Article II and Article III to occur prior to the Distribution, including the execution and delivery of the Transaction Agreements, shall have been consummated.

     (m) Each of Ralcorp and Post shall have credit ratings assigned by credit rating agencies that are satisfactory to Ralcorp in its sole and absolute discretion.
     (n) The Distribution shall not violate or result in a breach of applicable law or any material Contract of any Party.
     (o) No other events or developments shall have occurred or shall exist that, in the judgment of the Board of Directors of Ralcorp, in its sole and absolute discretion, would make it inadvisable to effect the Distribution.
          Section 8.02 Ralcorp Right Not to Close or to Terminate.
          The satisfaction of the foregoing conditions are for the sole benefit of Ralcorp and shall not give rise to or create any duty on the part of Ralcorp or the Board of Directors of Ralcorp to waive or not waive any such condition or to effect the Distribution, or in any way limit Ralcorp’s power to terminate this Agreement as set forth in Section 14.13 or alter the consequences of any termination from those specified in Section 14.13. Any determination made by Ralcorp prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 8.01 shall be conclusive and binding on the Parties.
ARTICLE IX
Insurance Matters
          Section 9.01 Insurance Prior to the Effective Time.
          Except as may otherwise be expressly provided in this Article IX, Post hereby agrees, for itself and on behalf of the Post Parties, that the Ralcorp Parties shall not have any Liability whatsoever to the Post Parties as a result of the insurance policies, insurance contracts and claim administration contracts and practices related to the foregoing of the Ralcorp Parties in effect at any time prior to the Effective Time, including but not limited to Liability as a result of the level or scope of coverage of any such insurance policies (or lack of any insurance policy or coverage), insurance contracts, claim administration contracts, the creditworthiness of any insurance carrier, the terms and conditions of any policy or contract and the adequacy or timeliness of any notice, or the lack thereof, to any insurance carrier, bankruptcy trustee for any insurer, scheme administrator for any insurer, or claims administrator with respect to any actual claim or potential claim or otherwise.
          Section 9.02 Ownership of Policies and Programs.
     (a) Ralcorp or one or more of the other Ralcorp Parties shall continue to own all insurance policies, insurance contracts and claim administration contracts of any kind of any Ralcorp Party which were or are in effect at any time at or prior to the Effective Time (other than the Post Policies), including but not limited to general liability (whether primary, excess or umbrella), fiduciary liability, automobile, aircraft hull and liability, all risk property (including business interruption) and casualty, directors and officers liability, employer’s liability, workers’ compensation, comprehensive crime, terrorism, errors and omissions and property/boiler and machinery insurance policies, together with all rights, benefits and privileges thereunder (collectively, the “Ralcorp Policies”). Subject to the provisions of this Agreement, (i) the Ralcorp Parties shall retain all of their respective rights, benefits and privileges, if any, under the Ralcorp Policies and (ii) coverage of the Post Parties under the Ralcorp Policies shall cease as of the Effective Time with respect to all Losses to the extent incurred or suffered by one or more of the Post Parties in connection with, relating to, arising out of or due to, directly or indirectly, any event or occurrence at or after the Effective Time. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Ralcorp Policies or shall be construed to waive any right or remedy of any Ralcorp Party in respect thereof. No provision of this Agreement is intended to relieve any insurer of any Liability under any policy.
     (b) Post or one or more of the other Post Parties shall own (i) all insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover only the Post Parties after the Effective Time and (ii) the insurance policies, insurance contracts and claims administration contracts listed on Schedule 9.02(b) (collectively, the “Post Policies”).
          Section 9.03 Maintenance of Insurance for Post.
          Subject to the other provisions of this Agreement, Ralcorp shall use commercially reasonable efforts to maintain in full force and effect the Shared Policies to the extent that such policies apply to the Post Business.
          Section 9.04 Acquisition, Administration and Maintenance of Post-Distribution Insurance by Post.
          Commencing as of the Effective Time, Post shall be responsible for establishing and maintaining a separate insurance program with commercially reasonable limits, deductibles and self-retentions for activities and claims involving any of the Post Parties or their respective Subsidiaries. Each of the Post Parties and each of their Subsidiaries, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the Post Parties and each of their Subsidiaries for claims relating to any period at or after the Effective Time involving any Post Party or any of its Subsidiaries.
          Section 9.05 Rights under Shared Policies.
     (a) At and after the Effective Time: (i) subject to the provisions of Section 9.05(d), Post will have the right to assert and/or continue to prosecute claims for any Losses with respect to the Post Business under Ralcorp Policies that provide coverage for such Losses (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) with insurers that are “occurrence-based” insurance policies (“Occurrence-Based Policies”) arising out of insured events thereunder occurring during the policy period up to the Effective Time to the extent that the terms, conditions and exclusions of any such Occurrence-Based Policies and agreements relating thereto so allow; and (ii) subject to the provisions of Section 9.05(d), Post will have the right to assert and/or continue to prosecute claims for any Losses with respect to the Post Business under Shared Policies with insurers that are written on a “claims-made” basis (“Claims-Made Policies”) arising out of claims made thereunder up to the Effective Time to the extent that the terms, conditions and exclusions of any such Claims-Made Policies and agreements relating thereto so allow.
     (b) For those claims asserted and/or prosecuted by Post under either the Occurrence-Based Policies or the Claims-Made Policies: (i) all of the Ralcorp Parties’ reasonable Out-of-Pocket Expenses incurred in connection with their efforts to assist Post in asserting or continuing to prosecute the claims described in Section 9.05(c) will be promptly paid by Post following receipt of an invoice for such expenses; (ii) such claims shall be subject to any amendments, commutations, terminations, buy-outs, extinguishments and modifications of the Shared Policies subject to Section 9.05(d); (iii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles or self-insured retentions, and, with respect to any such deductibles or self-insured retentions which require a payment by a Ralcorp Party or any Subsidiary of a Ralcorp Party in respect thereof, Post shall reimburse such Ralcorp Party or Subsidiary for such payment; (iv) Post shall be responsible for and shall pay any Out-of-Pocket Expenses for prosecuting, claims handling or residual Liability arising from such claims; and (v) such claims will be subject to exhaustion of existing sublimits and aggregate limits in accordance with Section 9.05(e).
     (c) Ralcorp will use commercially reasonable efforts to assist Post in asserting claims and establishing its right to coverage under applicable Shared Policies if so requested by Post in writing (so long as all of the Ralcorp Parties’ Out-of-Pocket Expenses in connection therewith are promptly paid by Post in accordance with Section 9.05(b)), but Ralcorp will not otherwise be obligated to negotiate, investigate, defend, settle or otherwise handle such claims on behalf of Post. No Ralcorp Party will bear any Liability for the failure or refusal of an insurer to pay any claim under any Shared Policy. It is understood that Claims-Made Policies may not provide coverage to the Post Parties for incidents occurring prior to the Effective Time but asserted with the insurance carrier after the Effective Time.
     (d) In the event that after the Effective Time Ralcorp proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which Post has or may in the future have rights to assert claims pursuant to this Article IX in a manner that would reasonably be expected to adversely affect any such rights of Post in any material respect, (i) Ralcorp will give Post prior notice thereof and consult with Post with respect to such action, (ii) Ralcorp will not take such action without the prior written consent of Post, such consent not to be unreasonably withheld, conditioned or delayed, and (iii) Ralcorp will pay to Post its equitable share (which shall be mutually agreed upon by Ralcorp and Post, acting reasonably), if any, of any net proceeds actually received by Ralcorp from the insurer under the applicable Shared Policy as a result of such action by Ralcorp (after deducting Ralcorp’s Out-of-Pocket Expenses incurred in connection with such action).
     (e) To the extent that the limits of any Shared Policy preclude payment in full of Unrelated Claims filed by Ralcorp and Post, the insurance proceeds available under such Shared Policy shall be paid to Ralcorp and/or Post on a FIFO Basis. In the event that Ralcorp and Post file Related Claims under any Shared Policy, each of Ralcorp and Post shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.
     (f) In no event will any Ralcorp Party have any liability or obligation whatsoever to any Post Party if any Shared Policy is terminated or otherwise ceases to be in effect for any reason (other than a termination in breach of Section 9.05(d)), is unavailable or inadequate to cover any Liability of any Post Party for any reason whatsoever or is not renewed or extended beyond the current expiration date.
          Section 9.06 Administration of Claims.
     (a) From and after the Effective Time, the Ralcorp Parties will be responsible for the Claims Administration with respect to claims of the Ralcorp Parties under Shared Policies.
     (b) From and after the Effective Time, Ralcorp shall provide appropriate instructions to the applicable insurance brokers under the Shared Policies to facilitate Claims Administration by Post.
          Section 9.07 Insurance Premiums.

          From and after the Effective Time, Ralcorp will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Effective Time, whereupon Post will upon the request of Ralcorp promptly reimburse Ralcorp for that portion of such additional premiums and other payments paid by Ralcorp as are reasonably determined by Ralcorp to be attributable to the Post Business; provided that, prior to agreeing to pay any such additional premiums or other payments that would reasonably be expected to result in a requirement for Post to provide reimbursement under this Section 9.07, Ralcorp shall, to the extent reasonably practicable, provide Post with prior notice and a reasonable opportunity to consult with Ralcorp with respect thereto. Notwithstanding the foregoing, Ralcorp will distribute any return of premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) under the terms and conditions of the respective Shared Policies, to Post in proportion to the amount of any such return previously allocated to Post.
          Section 9.08 Agreement for Waiver of Conflict and Shared Defense.
          In the event that a Shared Policy provides coverage for both a Ralcorp Party, on the one hand, and a Post Party, on the other hand, relating to the same occurrence, Ralcorp and Post agree to defend jointly, pursuant to a Joint Defense Agreement; provided that in the event there is a conflict of interest which in the reasonable opinion of either such Party would otherwise prevent the conduct of that joint defense, the Parties shall cooperate to pursue coverage under such Shared Policy pursuant to appropriate arrangements (which may require separate counsel) as permitted by such Shared Policy. Nothing in this Section 9.08 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.
          Section 9.09 Duty to Mitigate.
          To the extent that any Party is responsible for the Claims Administration for any claim under any of the Shared Policies after the Effective Time, such Party shall use its commercially reasonable efforts to mitigate the amount of the Loss which is the subject of the claim under the applicable Shared Policy.
          Section 9.10 Non-Waiver of Rights to Coverage.
          An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article IX, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article IX) by virtue of the provisions hereof.
ARTICLE X
Expenses
          Except as otherwise provided in this Agreement, any Transaction Agreement or any other agreement contemplated hereby, or except as otherwise agreed to in writing by the Parties hereto, and except as otherwise set forth on Schedule 10, each of Ralcorp and Post shall pay its own Out-of Pocket Expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement, any Transaction Agreement, any other agreement contemplated hereby, the Form 10 Registration Statement and the Stock Options Registration Statement and the consummation of the Distribution and the other transactions contemplated hereby and thereby.

ARTICLE XI
Indemnification
          Section 11.01 Release of Pre-Distribution Claims.
     (a) Except as provided in Section 11.01(b), effective as of the Effective Time, each Party hereto does hereby, on behalf of itself and its successors and assigns, release and forever discharge the other Party, each Subsidiary of such other Party and their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers or employees of such other Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution. Ralcorp shall cause each of the other Ralcorp Parties to, effective as of the Effective Time, release and forever discharge each of the Post Indemnified Parties as and to the same extent as the release and discharge provided by Ralcorp pursuant to the foregoing provisions of this Section 11.01(a). Post shall cause each of the other Post Parties to, effective as of the Effective Time, release and discharge each of the Ralcorp Indemnified Parties as and to the same extent as the release and discharge provided by Post pursuant to the foregoing provisions of this Section 11.01(a).
     (b) Nothing contained in Section 11.01(a) shall impair any right of any Person identified in Section 11.01(a) to enforce this Agreement or any Transaction Agreement. Nothing contained in Section 11.01(a) shall release or discharge any Person from:
     (i) any Liability provided in or resulting from any agreement (or portion thereof) of the Ralcorp Parties and Post Parties that is specified in Section 3.03(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 3.03(b) as not to terminate as of the Effective Time or Schedule 11.01(b), to the extent set forth therein;
     (ii) any Liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Transaction Agreements;
     (iii) any Liability that any Party may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or their respective Subsidiaries or Affiliates by Third Parties, which Liability shall be governed by the provisions of this Article XI;
     (iv) any Liability that any Party may have with respect to indemnification or contribution pursuant to any of the Transaction Agreements for claims brought against the Parties or their respective Subsidiaries or Affiliates by Third Parties, which Liability shall be governed by the appropriate provisions of the Transaction Agreements;
     (v) any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business prior to the Effective Time by a Post Party from a Ralcorp Party, or by a Ralcorp Party from a Post Party, pursuant to (or any refund claims pursuant to) any Commercial Agreement;

     (vi) any Liability the release of which would result in the release of any Person other than a Ralcorp Party or a Post Party or their respective directors, officers and employees; provided, however, that the Parties hereto agree not to bring or allow their respective Subsidiaries to bring suit against the other Party or any of their respective directors, officers and employees with respect to any such Liability;
     (vii) any Liability provided in or resulting from any Employee Contract; or
     (viii) any Liability for which either Party is entitled to, and actually receives, indemnification from a Third Party to the extent that assignment, release or discharge of such Liability pursuant to Section 11.01(a) would cause such Third Party indemnity obligations to be terminated.
In addition, nothing contained in Section 11.01(a) shall release any Party from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such Party, at or prior to the Effective Time, to the extent such Person becomes a named defendant in any Action involving such Party, and was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations; provided, however, that to the extent applicable, Section 11.02 and Section 11.03 shall determine whether any Party shall be required to indemnify the other in respect of such Liability.
     (c) No Party hereto shall make, nor permit any of its Subsidiaries to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any other Person released pursuant to Section 11.01(a), with respect to any Liability released pursuant to Section 11.01(a).
     (d) It is the intent of each of the Parties hereto by virtue of the provisions of this Section 11.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between the Ralcorp Parties and the Post Parties (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 11.01(b). At any time, at the reasonable request of either Ralcorp or Post, the other Party hereto shall execute and deliver (and cause its respective Subsidiaries to execute and deliver) releases reflecting the provisions hereof.
          Section 11.02 Indemnification by Post.
          Except as provided in Section 11.05, as expressly provided in any of the Transaction Agreements, Post shall indemnify, defend and hold harmless the Ralcorp Parties and each of their respective Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Ralcorp Indemnified Parties”), from and against any and all Expenses or Losses to the extent incurred or suffered by one or more of the Ralcorp Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:
     (a) the failure by any Post Party or any other Person to pay, perform or otherwise promptly discharge any of the Post Liabilities or any Contract or arrangement included in the Post Business in accordance with their respective terms;
     (b) any Post Liability;
     (c) the Post Business;

     (d) except with respect to the Designated Ralcorp Information described in Section 11.03(d), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, contained in the Form 10 Registration Statement, the Information Statement, any Notes Offering Memorandum, the Stock Options Registration Statement (or related prospectus forming a part thereof) or in any other registration statement filed by Post (or related prospectus forming a part thereof);
     (e) any use by any Post Party allowed hereunder after the Effective Time of the Ralcorp Marks or the Information owned by, or licensed by a Third Party to, a Ralcorp Party;
     (f) the breach by any Post Party of any covenant or agreement set forth in this Agreement or any Conveyance Instrument; and
     (g) any item or matter for which indemnification is to be provided by Post in accordance with Article XV of the Employee Matters Agreement;
in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.
          Section 11.03 Indemnification by Ralcorp.
          Except as provided in Section 11.05, as expressly provided in any of the Transaction Agreements, Ralcorp shall indemnify, defend and hold harmless the Post Parties and each of their respective Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Post Indemnified Parties”), from and against any and all Expenses or Losses to the extent incurred or suffered by one or more of the Post Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:
     (a) the failure by any Ralcorp Party or any other Person to pay, perform or otherwise promptly discharge any of the Ralcorp Liabilities in accordance with their respective terms;
     (b) any Ralcorp Liability;
     (c) the Ralcorp Business;
     (d) solely with respect to all information set forth in or omitted from the Form 10 Registration Statement or Information Statement to the extent relating to (a) the Ralcorp Parties, (b) the Ralcorp Liabilities, (c) the External Debt or (d) the substantive disclosure set forth in the Form 10 Registration Statement relating to Ralcorp’s board of directors’ consideration of the Separation and the Transactions, including the section entitled “Reasons for the Separation” (collectively, the “Designated Ralcorp Information”), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

     (e) any use by any Ralcorp Party allowed hereunder after the Effective Time of the Post Marks or the Information owned by, or licensed by a Third Party to, a Post Party;
     (f) the breach by any Ralcorp Party of any covenant or agreement set forth in this Agreement or any Conveyance Instrument; and
     (g) any item or matter for which indemnification is to be provided by Ralcorp in accordance with Article XV of the Employee Matters Agreement;
in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.
          Section 11.04 Applicability of and Limitation on Indemnification.
          The indemnity obligations under this Article XI shall apply notwithstanding any investigation made by or on behalf of any Indemnified Party and shall apply without regard to whether the Loss or Expense for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution. THE PARTIES UNDERSTAND AND AGREE THAT THE RELEASE FROM LIABILITIES AND INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE TRANSACTION AGREEMENTS MAY INCLUDE RELEASE FROM LIABILITIES AND INDEMNIFICATION FOR LOSSES RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY AND IN WHOLE OR IN PART, AN INDEMNIFIED PARTY’S OWN NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT.
          Section 11.05 Adjustment of Indemnifiable Losses.
     (a) The amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds, Third Party indemnity obligations to the extent actually received and other amounts actually recovered taking into account any actual tax benefit or detriment (net of any Out-of-Pocket Expenses incurred in the collection thereof) by or on behalf of such Indemnified Party in reduction of the related Expense or Loss. Each of Ralcorp and Post shall use its respective commercially reasonable efforts to collect any proceeds under its respective available and applicable insurance policies and Third Party indemnities to which it or any of its Subsidiaries is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation promptly to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives insurance proceeds or indemnification proceeds from any Third Party in respect of such Expense or Loss, then such Indemnified Party shall refund to the Indemnifying Party an amount equal to the lesser of (i) the after-tax amount of such insurance proceeds or indemnification proceeds actually received and (ii) the net amount of Indemnity Payments actually received previously. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any applicable insurance policy as to any payments made by such Indemnifying Party.
     (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions), and shall not be deemed to be third-party beneficiaries, by virtue of the indemnification provisions hereof.
     (c) To the extent permissible under applicable tax law, amounts paid by Ralcorp to or for the benefit of Post or by Post to or for the benefit of Ralcorp under this Article XI (and under other specified provisions of this Agreement) shall be treated by the Parties and their respective Subsidiaries, for all applicable tax purposes, as either a contribution by Ralcorp to Post or a distribution by Post to Ralcorp, as the case may be, occurring immediately prior to the Distribution; provided, however, that, in the event it is determined that such treatment is not permissible under applicable law, the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed if such treatment had been permissible.
     (d) In the event that an Indemnity Payment shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:
     (i) with respect to an Expense or a Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;
     (ii) with respect to an Expense or a Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Expense or Loss with the Indemnifying Party; and
     (iii) with respect to an Expense or a Loss not covered by clause (i) or (ii) above, the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Expense or Loss shall be given to the Indemnified Party.
          Section 11.06 Procedures for Indemnification of Third-Party Claims.
     (a) If any Third Party shall make any claim or commence any Action (each such claim or Action being a “Third-Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against Post under Section 11.02 or against Ralcorp under Section 11.03, such Indemnified Party shall promptly give written notice to the Indemnifying Party describing such Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 11.06(a) shall not relieve the related Indemnifying Party of its obligations under this Article XI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide prompt notice.

     (b) The Indemnifying Party shall have 21 days after its receipt of the notice referred to in Section 11.06(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third-Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third-Party Claim in the exercise of its reasonable discretion, subject to the provisions of this Section 11.06, and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 11.06(b) the amount of any Expense or Loss subject to indemnification hereunder resulting from the Third-Party Claim. If the Indemnifying Party gives the foregoing notice that it elects to conduct and control the defense of such Third-Party Claim, the Indemnifying Party shall have the right, at its sole expense, to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, the conduct and settlement of such Third-Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided that: (i) the Indemnifying Party shall use its reasonable best efforts to prevent any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall use its reasonable best efforts to prevent any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and any counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and any such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed that the Indemnifying Party should pay for such counsel or (B) the named parties to any such Third-Party Claim include the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or reasonably likely conflicts of interest between them, in either of which cases the reasonable fees and disbursements of counsel for such Indemnified Party shall be paid or reimbursed by the Indemnifying Party; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article XI the Indemnified Party for the full amount of any Expense or Loss resulting from such Third-Party Claim. A Party’s defense of any Third-Party Claim pursuant to this Section 11.06(b) includes the right (after consultation with the other Party following at least 21 days’ written notice thereof) to compromise, settle or consent to the entry of any judgment or determination of liability concerning such Third-Party Claim; provided, however, that, in no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against such Indemnified Party or (ii) in the reasonable judgment of such Indemnified Party (as reflected in a written objection delivered by such Indemnified Party to the Indemnifying Party within the period of 21 days following receipt of the written notice described above in this Section 11.06(b)), have a material adverse financial impact or a material adverse effect upon the ongoing operations of such Indemnified Party (taken together with its Subsidiaries). Notwithstanding any other provision of this Section 11.06, unless otherwise specifically agreed to by the Parties in writing (which agreement may not be unreasonably withheld, conditioned or delayed), neither Party shall enter into any compromise or settlement or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the Third Party of a release of both the Indemnified Party and the Indemnifying Party (and their respective Subsidiaries) from all further liability concerning such Third-Party Claim.

     (c) If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third-Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party. In any such case, the Indemnified Party shall have the right to compromise, settle or consent to the entry of any judgment with respect to such Third-Party Claim as provided in Section 11.06(b) without the consent of the Indemnifying Party.
     (d) If the Indemnified Party determines in its reasonable judgment that the Indemnifying Party is not contesting such Third-Party Claim in good faith or is not settling such Third-Party Claim in accordance with this Section 11.06, the Indemnified Party shall have the right to undertake control of the defense of such Third-Party Claim upon five days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third-Party Claim in the exercise of its exclusive discretion. In any such case, the Indemnified Party shall have the right to compromise, settle or consent to the entry of any judgment with respect to such Third-Party Claim as provided in Section 11.06(b) without the consent of the Indemnifying Party and at the sole expense of the Indemnifying Party.
     (e) In the event of any payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, the Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party to the extent of such payment as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to the Third-Party Claim against any claimant or plaintiff asserting the Third-Party Claim or against any other Person (other than another Indemnified Party). Such Indemnified Party will cooperate with the Indemnifying Party in a reasonable manner, and at the cost and expense of the Indemnifying Party, in prosecuting any subrogated right, defense or claim.
     (f) If an Action is commenced by a Third Party naming both one or more Ralcorp Parties and one or more Post Parties as defendants thereto, such Action will be handled in accordance with Section 7.07(b), to the extent applicable. Except as provided in Section 11.08, in the event of any Action in which the Indemnifying Party and the Indemnified Party each have Liability, then at the request of either Party, the Parties will endeavor to agree on an apportionment of Liability and Out-of-Pocket Expenses related to the defense of such Action. In the event of any Action in which the Indemnifying Party is not also a named defendant, at the request of either the Indemnified Party or Indemnifying Party, the Parties will use reasonable efforts to substitute the Indemnifying Party for the named defendant in the Action.
     (g) With respect to any Tax Contest (as defined in the Tax Allocation Agreement), the provisions of the Tax Allocation Agreement (and not the provisions of this Section 11.06) shall apply.
          Section 11.07 Procedures for Indemnification of Direct Claims.
          If any claim for indemnification on account of an Expense or a Loss that does not result from a Third-Party Claim is to be made directly by the Indemnified Party against the Indemnifying Party, the Indemnified Party shall promptly after learning of such direct claim give written notice to the Indemnifying Party describing such claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 11.07 shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide prompt notice. Such notice may be given by email or other electronic means. Such Indemnifying Party shall have a period of 21 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 21-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to provide indemnification with respect to such claim. If such Indemnifying Party does not respond within such 21-day period or does respond within such 21-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XII.
          Section 11.08 Contribution.
          If the indemnification provided for in this Article XI is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 11.08 shall not apply) to an Indemnified Party in respect of any Losses or Expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the Post Indemnified Parties, on the one hand, and the Ralcorp Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Expense or Loss. The relative fault of any Post Indemnified Party, on the one hand, and of any Ralcorp Indemnified Party, on the other hand, in the case of any Expense or Loss arising out of or related to information contained in the Form 10 Registration Statement, the Information Statement, any Notes Offering Memorandum, the Stock Options Registration Statement (or related prospectus forming a part thereof), any other registration statement filed by Post (or related prospectus forming a part thereof) or other securities law filing shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Post Business or a Post Indemnified Party, on the one hand, or by the Ralcorp Business or a Ralcorp Indemnified Party, on the other hand. Only the Designated Ralcorp Information shall be deemed supplied by the Ralcorp Business or the Ralcorp Indemnified Parties. All other information in the Form 10 Registration Statement, the Information Statement, any Notes Offering Memorandum, the Stock Options Registration Statement (or related prospectus forming a part thereof) and any other registration statement filed by Post (or related prospectus forming a part thereof) shall be deemed supplied by the Post Business or the Post Indemnified Parties. The Parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.
          Section 11.09 Remedies Cumulative.
          The remedies provided in this Article XI shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided that the procedures set forth in this Article XI shall be the exclusive procedures governing any indemnity action brought under this Agreement.
          Section 11.10 Survival.
          All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

          Section 11.11 No Special Damages.
          IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE XI OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH PARTY INCURS SUCH DAMAGES PAYABLE TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.
          Section 11.12 Ancillary Agreements.
          Notwithstanding anything in this Agreement to the contrary, to the extent any Transaction Agreement contains any indemnification obligation or contribution obligation relating to any Ralcorp Liability, Post Liability or asset contributed, assumed, retained, transferred, delivered, conveyed or governed pursuant to such Transaction Agreement, the indemnification obligations and contribution obligations contained herein shall not apply to such Ralcorp Liability, Post Liability or asset and instead the indemnification obligations and/or contribution obligations set forth in such Transaction Agreement shall govern with regard to such Ralcorp Liability, Post Liability or asset.
ARTICLE XII
Dispute Resolution
          Section 12.01 Agreement to Arbitrate.
          Except as otherwise specifically provided herein or in any Transaction Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article XII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Transaction Agreement or the transactions contemplated hereby or thereby (including all actions taken in furtherance, performance or non-performance of the transactions contemplated hereby or thereby before or after the date of this Agreement or the Distribution Date), between or among any of the Ralcorp Parties and the Post Parties. Each Party hereto agrees on behalf of itself and its respective Subsidiaries that the procedures set forth in this Article XII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 12.07(b) and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. EACH PARTY ON BEHALF OF ITSELF AND ITS RESPECTIVE SUBSIDIARIES IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY CLAIM, CONTROVERSY OR DISPUTE SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 12.01.
          Section 12.02 Escalation.
     (a) The Parties hereto agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them or any of their respective Subsidiaries with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party hereto involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties hereto at a senior level of management of the Parties hereto (or if the Parties hereto agree, of the appropriate strategic business unit or division within each Party). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within 30 days of the Escalation Notice.
     (b) If the Parties are unable to resolve the dispute within 30 business days after the date of the Escalation Notice, any Party hereto will have the right to begin arbitration and submit an Arbitration Demand Notice in accordance with Section 12.03.
     (c) The Parties may, by mutual consent, select a mediator to aid the Parties in their discussions and negotiations. Any opinion expressed by any such mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by any such mediator be admissible in any arbitration proceedings. Costs of any mediation shall be borne equally by the Parties, except that each Party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 12.03.
     (d) The Parties agree that all discussions and negotiations between the Parties during the foregoing proceedings will be inadmissible as evidence and without prejudice to the legal position of a Party in any subsequent Action.
          Section 12.03 Procedures for Arbitration.
     (a) At any time following the 30 business day period set forth in Section 12.02(b), any Party involved in the dispute, controversy or claim (regardless of whether such Party delivered the Escalation Notice) may, unless the Applicable Deadline has passed, make a written demand (the “Arbitration Demand Notice”) that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the Parties to the dispute, controversy or claim in the manner set forth in Section 14.09. If any Party shall deliver an Arbitration Demand Notice to another Party, such other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No Party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 12.02, is a prerequisite to a demand for arbitration under this Section 12.03. If either Party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.
     (b) Except as may be expressly provided in any Transaction Agreement, any Arbitration Demand Notice may be given until two years after the later of (i) the occurrence of the act or event giving rise to the underlying claim (it being understood that in the case of a Third-Party Claim, such date shall be the date of assertion of the Third-Party Claim rather than the act or event underlying the Third-Party Claim) and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the claim (as applicable and as it may in a particular case be specifically extended by the Parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each Party agrees, on behalf of itself and its respective Subsidiaries, that, if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given on or before the Applicable Deadline, such dispute, controversy or claim will be barred. Subject to Section 12.07(d), upon delivery of an Arbitration Demand Notice pursuant to Section 12.03(a) on or before the Applicable Deadline, the dispute, controversy or claim shall be decided by one or more arbitrators in accordance with the rules set forth in this Article XII.
          Section 12.04 Selection of Arbitrator.
     (a) Except as otherwise set forth herein, any arbitration hereunder will be submitted to and administered by the American Arbitration Association (the “AAA”) in accordance with its Procedures for Large, Complex Commercial Disputes then prevailing. Unless the Parties otherwise agree, any such arbitration shall be conducted by and before a single arbitrator. Within 16 days following the delivery of any Arbitration Demand Notice hereunder, the Parties shall jointly request AAA to nominate ten candidates to act as arbitrator with respect to the dispute, by written notice to the Parties (provided, however, that, if the Party that submitted the Arbitration Demand Notice is unable to obtain the cooperation of the other Party to make such joint request, the Party that submitted such notice may make the request on behalf of both Parties). Within 10 days following their receipt of such notice from AAA, the Parties shall concurrently exchange their respective rankings of the ten candidates and shall seek to select the arbitrator by mutual agreement. If the Parties do not reach agreement on the selection of the arbitrator within 20 days following their receipt of the notice from AAA providing the ten candidates (as evidenced by their joint notice of selection to AAA), the selection shall be made by AAA, which selection will take into account the Parties’ rankings of the candidates referred to in the immediately preceding sentence, if such rankings are provided to AAA. If the Parties determine, by mutual written agreement, to utilize an arbitration panel, consisting of three or more arbitrators, in connection with any dispute, each such arbitrator shall be selected pursuant to the procedures set forth in this Section 12.04(a) (and, in that event, any references to the “arbitrator” in this Article XII shall be deemed to refer such arbitration panel or each such arbitrator or any such arbitrator, as the context indicates or requires). Any arbitrator selected pursuant to this Section 12.04(a) shall be neutral and disinterested with respect to each of the Parties and the matter and shall be reasonably competent in the applicable subject matter.
     (b) The arbitrator selected pursuant to Section 12.04(a) will set a time for the hearing of the matter, which will commence no later than 180 days after the selection of the arbitrator pursuant to Section 12.04(a). The arbitrator may extend such period at the arbitrator’s discretion pursuant to a reasoned request from either Party or on the arbitrator’s own initiative if it is necessary to do so. The arbitrator shall use the arbitrator’s best efforts to reach a final decision and render the same in writing to the Parties not later than 60 days after the last hearing date, unless otherwise agreed by the Parties in writing. Failure of the arbitrator to do so, however, shall not be a basis for challenging the decision.
          Section 12.05 Hearings.
     The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator shall determine whether an oral hearing is required or whether the dispute should be submitted for a judgment or decision based on written submissions, verified witness statements and other written evidence. The arbitrator may, in the arbitrator’s sole discretion, set time and other limits on the presentation of each Party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence that the arbitrator finds to be cumulative, unnecessary, irrelevant or of low probative nature. The decision of the arbitrator or a majority of the arbitration panel will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties. Arbitration awards will bear interest from the date of the award at an annual rate of the Prime Rate plus 5%. To the extent that the provisions of this Agreement and the prevailing rules of the AAA conflict, the provisions of this Agreement shall govern.
          Section 12.06 Discovery and Certain Other Matters.
     (a) Discovery procedures available in litigation before the courts shall not apply in any arbitration proceedings hereunder. Any Party involved in the applicable dispute, controversy or claim may request limited document production from the other Party or Parties of specific and demonstrably relevant documents, with the reasonable expenses of the producing Party or Parties incurred in such production paid by the requesting Party. Any such discovery shall be conducted expeditiously and shall not cause the hearing provided for in Section 12.05 to be adjourned except upon consent of both Parties or upon a showing of good cause demonstrating that such adjournment is necessary to permit discovery essential to a Party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of all Parties involved in the applicable dispute, controversy or claim. Disputes concerning the scope of document production and enforcement of the document production requests will be referred to the arbitrator for resolution. All discovery requests will be subject to the Parties’ rights to claim any applicable privilege. The arbitrator will adopt procedures to protect the proprietary rights of the Parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by applicable law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.
     (b) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Transaction Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Transaction Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Transaction Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the Parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award exemplary, punitive, special, indirect, consequential, remote or speculative damages (including in respect of lost profits or revenues) or treble damages (provided that this clause (ii) shall not limit the award of any such damages to the extent they are included in any Liabilities to Third Parties as to which the provisions of this Article XII are applicable). It is the intention of the Parties that in rendering a decision the arbitrator gives effect to the applicable provisions of this Agreement and the Transaction Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the award of the arbitrator).
     (c) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing

Party. Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.
     (d) The fees of the arbitrator and all other arbitration costs shall be borne equally by each Party involved in the matter, except that each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party.
          Section 12.07 Certain Additional Matters.
     (a) Any arbitration award shall be an award with a holding in favor of or against a Party on each claim and shall include findings of facts and conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof. Any award shall not be vacated or appealed except on the bases of (i) the award being procured by fraud or corruption, (ii) the arbitrator being partial or corrupt, (iii) the arbitrator wrongfully refusing to postpone a hearing or hear evidence, or (iv) the arbitrator exceeding the scope of the power granted to the arbitrator in this Agreement.
     (b) Regardless of whether an Escalation Notice has been delivered, prior to the time at which the arbitrator is appointed pursuant to Section 12.04, either Party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the arbitrator may order the Parties to petition the court to dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof.
     (c) Except as required by law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article XIII and except as may be required in order to enforce any award. Each of the Parties shall request that the arbitrator comply with such confidentiality requirement.
     (d) If at any time the arbitrator shall fail to serve as such for any reason, the Parties shall select a new arbitrator who shall be disinterested as to the Parties and the matter in accordance with the procedure set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the arbitrator.
          Section 12.08 Continuity of Service and Performance.
          Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Transaction Agreement during the course of dispute resolution pursuant to the provisions of this Article XII with respect to all matters not subject to such dispute, controversy or claim to the extent such Party is obligated to do so pursuant to the underlying agreement.
          Section 12.09 Law Governing Arbitration Procedures.

          The interpretation of the provisions of this Article XII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 14.02.
          Section 12.10 Choice of Forum.
          Any arbitration proceedings hereunder shall take place in St. Louis, Missouri, unless another location is otherwise agreed to in writing by the Parties.
ARTICLE XIII
Access to Information and Services
          Section 13.01 Agreement for Exchange of Information.
     (a) At all times from and after the Distribution Date, except in the case of an adversarial Action by one Party against another Party (which shall be governed by discovery rules as may be applicable under Article XI, Article XII or otherwise), as soon as reasonably practicable after written request: (i) Ralcorp shall afford to the Post Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Post’s written request and expense, provide copies of, all records, books, contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of Ralcorp immediately following the Distribution Date to the extent relating to Post, the Post Business immediately following the Distribution Date or the employees of the Post Business; and (ii) Post shall afford to the Ralcorp Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Ralcorp’s written request and expense, provide copies of, all Information in the possession or under the control of Post immediately following the Distribution Date to the extent relating to Ralcorp, the Ralcorp Business immediately following the Distribution Date or the employees of the Ralcorp Business or to the extent requested by Ralcorp in connection with the determination or verification of the aggregate amount of cash and cash equivalents held by the Post Parties as of the Distribution Date in order to comply with the provisions of Section 3.01(c); provided, however, that in the event that either Ralcorp or Post determines that any such provision of or access to Information might be commercially detrimental, violate any law or Contract or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
     (b) Any Party hereto may request Information under Section 13.01 or Section 13.07: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party; (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements; (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; or (iv) to comply with its obligations under this Agreement or any Transaction Agreement.
     (c) Without limiting the generality of the foregoing, until the end of the first full fiscal year of Post occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable the other Party to meet its timetable for dissemination of its earnings releases and financial statements and enable such other Party’s independent registered public accounting firm to timely complete their audit of the annual financial statements and review of the quarterly financial statements.
     (d) Notwithstanding any other provision of this Article XIII, neither Party shall be required to deliver or make available to the other books and records or portions thereof which are subject to any applicable law, rule or regulation or confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other Party, such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.
     (e) To the extent any books or records are subject to restrictions or limitations set forth the Employee Matters Agreement, such restrictions and limitations shall apply to such books or records, notwithstanding any provisions of this Agreement.
     (f) The Parties’ obligations to provide Information and cooperation with respect to taxes shall be governed by the Tax Allocation Agreement, and not by this Section 13.01.
          Section 13.02 Ownership of Information.
          After the Effective Time, the Ralcorp Parties shall own all Information, including all trade secrets, and all copyrights in any tangible expressions thereof, then in the possession or under the control of the Ralcorp Parties or the Post Parties, relating primarily to the Ralcorp Business. After the Effective Time, the Post Parties shall own all Information, including all trade secrets, and all copyrights in any tangible expressions thereof, then in the possession or under the control of the Ralcorp Parties or the Post Parties, relating primarily to the Post Business. Any Information owned by one Party that is provided to a requesting Party pursuant to Section 13.01 shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.
          Section 13.03 Compensation for Providing Information.
          The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred for the benefit of the requesting Party. Except as otherwise specifically provided in this Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures, if any, and if there is no such standard methodology and procedures, then on a commercially reasonable basis.
          Section 13.04 Retention of Records.
     (a) To facilitate the possible exchange of Information pursuant to this Article XIII after the Distribution Date, except as otherwise required or agreed in writing, or as otherwise provided in the Tax Allocation Agreement, the Parties hereto agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of Ralcorp as in effect on the Distribution Date or such other commercially reasonable policies and procedures as may be adopted by the applicable Party after the Distribution Date as provided herein. Notwithstanding the foregoing, no Party hereto shall be required to delay implementation of any amendment to Information retention policies and legal hold procedures to the extent such amendments are required by applicable law. Notwithstanding the foregoing, nothing in this Article XIII shall require either party to retain electronic mail beyond the periods specified in relevant corporate policies, unless such electronic mail is subject, by virtue of its content, to other specific records retention provisions, or is subject to a litigation hold or document retention notice, or is otherwise known by its custodian to relate to a pending or threatened Action.
     (b) In the event of either Party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 13.04, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 11.02 and Section 11.03, shall not be liable to such other Party for any other Liabilities.
          Section 13.05 Limitation of Liability.
          Except as expressly provided in this Agreement, no Party shall have any liability to the other Party (a) if any Information exchanged or provided pursuant to this Agreement is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such Information, or (b) if any Information is destroyed despite using commercially reasonable efforts to comply with the provisions of Section 13.04.
          Section 13.06 Production of Witnesses.
          At all times from and after the Distribution Date, except in the case of an adversarial Action by one Party against another Party (which shall be governed by discovery rules as may be applicable under Article XI, Article XII or otherwise), each Party shall use commercially reasonable efforts to make available to the other Party (without cost (other than reimbursement of actual Out-of-Pocket Expenses) to, and upon prior written request of, the other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved with respect to the Post Business, the Ralcorp Business or any transactions contemplated hereby; provided, however, that direct claims or proceedings solely involving claims by one Party against the other Party shall be governed by the provisions of Article XII. In connection with any matter contemplated by this Section 13.06, for each such legal, administrative or other proceeding, the Parties will enter into a Joint Defense Agreement, so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privilege, immunity or protection of the Parties.
          Section 13.07 Sharing of Knowledge.
          For a period of 24 months following the Distribution Date, except in the case of an adversarial Action by one Party against another Party (which shall be governed by discovery rules as may be applicable under Article XI, Article XII or otherwise) and subject to any limitations set forth in any Transaction Agreement, as soon as reasonably practicable after written request: (i) to the extent that information or knowledge with respect to the Post Business is available through discussions with employees of the Ralcorp Parties, Ralcorp shall make such employees reasonably available to Post to provide such information or knowledge; and (ii) to the extent that information or knowledge relating to the Ralcorp Business is available through discussions with employees of the Post Parties, Post shall make such employees reasonably available to Ralcorp to provide such information or knowledge; provided, however, that in the event that either Ralcorp or Post determines that any such provision of such information or knowledge might be commercially detrimental, violate any law or Contract or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. The Party receiving information or knowledge shall retain such information or knowledge in accordance with the policies and procedures of Ralcorp as in effect on the Distribution Date.
          Section 13.08 Confidentiality.
     (a) From and after the Distribution Date, each of Ralcorp and Post shall hold, and shall cause their respective Subsidiaries and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold, in strict confidence, with at least the same degree of care that applies to Ralcorp’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the receiving Party after the Distribution Date, all Confidential Information of the disclosing Party or any of its Subsidiaries obtained by it prior to the Distribution Date, accessed by it pursuant to Section 13.01 or furnished to it by or on behalf of the disclosing Party or any of its Subsidiaries pursuant to this Agreement or, to the extent not addressed in a Transaction Agreement, any agreement contemplated hereby, shall not use such Confidential Information (except as contemplated by this Agreement, a Transaction Agreement or any agreement contemplated hereby) and shall not release or disclose such Confidential Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 13.08; provided, however, Confidential Information does not include information that a receiving Party can show that such information (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a Third Party under circumstances which are not known to the receiving Party to involve a breach of the Third Party’s obligations to a Party, (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement, (D) the use or disclosure of which is permitted by this Agreement or any other Transaction Agreement or any other agreement entered into pursuant hereto, (E) that is immaterial and its disclosure is required as part of the conduct of that Party’s business and would not reasonably be expected to be detrimental to the interests of the other Party, or (F) that the other Party has agreed in writing may be so used or disclosed. Each of Ralcorp and Post, respectively, shall be responsible for any breach of this Section 13.08 by any of its Representatives.
     (b) If a Party is required to produce Confidential Information that it received from the disclosing Party in response to a subpoena or other demand for disclosure of a Governmental Authority, or in order to obtain or maintain any required governmental approval or comply with any applicable law, rule or regulation, any accounting or SEC disclosure obligation or any rule of any stock exchange on which the shares of such Party’s stock have been or will be traded, such Party shall, to the extent legally permissible, provide prior written notice to the disclosing Party before producing such Confidential Information. Upon receipt of such notice, the disclosing Party shall promptly (i) seek an appropriate protective order or (ii) waive the confidentiality obligations hereunder to the extent necessary to permit the other Party to respond to the demand or fully satisfy the relevant requirement or obligation. If a Party is nonetheless legally compelled to disclose Confidential Information and the disclosing Party does not promptly respond as required by this Section 13.08(b), such Party may disclose the Confidential Information described in such Party’s prior written notice to the extent necessary to respond to the demand or fully satisfy the relevant requirement or obligation.
     (c) Except as otherwise provided in the Transaction Agreements, and without limiting the generality of Section 13.08(a), from and after the Distribution Date, each of Ralcorp and Post will implement and maintain security measures with at least the same degree of care that applies to Ralcorp’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the receiving Party after the Distribution that are designed to: (i) secure and maintain the confidentiality of Confidential Information of the other Party; (ii) protect Confidential Information of the other Party against anticipated threats or hazards; (iii) protect against loss or theft or unauthorized access, copying, disclosure, loss, damage, modification or use of Confidential Information of the disclosing Party; and (iv) take reasonable measures to limit access to Confidential Information only to those Representatives who have a bona fide business need to access the Confidential Information.
     (d) Each recipient of Confidential Information of the other may utilize and enhance its knowledge and experience retained in intangible form in the unaided memories of its Representatives as a result of developing, working with, or viewing the other Party’s Confidential Information (collectively, “Unaided Knowledge”). So long as the recipient otherwise complies with Section 13.08 of this Agreement, the recipient may develop, disclose, market, transfer and/or use Unaided Knowledge, and the other Party shall not have any rights in the works created using such Unaided Knowledge nor any rights to compensation related to the recipient’s use of such Unaided Knowledge, nor any rights in the recipient’s business endeavors.
     (e) Each of Ralcorp and Post acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 13.08 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 13.08 and to enforce specifically the terms and provisions of this Section 13.08. Notwithstanding any other Section hereof, the provisions of this Section 13.08 shall survive the Distribution Date indefinitely.
     (f) This Section 13.08 shall not apply with respect to Confidential Information furnished to the receiving Party or accessed by the receiving Party pursuant to a Commercial Agreement, except to the extent that such Commercial Agreement incorporates the provisions of this Section 13.08 by reference.
     (g) Notwithstanding the limitations set forth in this Section 13.08, with respect to financial and other information related to the Post Parties for the periods during which such Post Parties were Subsidiaries of Ralcorp, Ralcorp shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures to the extent such information has customarily been included by Ralcorp in such disclosures and in its reports, statements or other documents filed or furnished with the SEC in accordance with applicable law, rules or regulations.
     (h) Each Party acknowledges that it and its Representatives may have in its or their possession confidential or proprietary information of Third Parties that was received under a confidentiality or non-disclosure agreement between such Third Party and the other Party. Each Party will, and will cause its Representatives to, hold in confidence the confidential and proprietary information of Third Parties to which such Party has access, in accordance with the terms of any agreements entered into between such Third Party and the other Party or its Representatives.
     Section 13.09 Privileged Matters.
     (a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the Ralcorp Parties and the Post Parties, and that each of the Ralcorp Parties and the Post Parties should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable law.
     (b) The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Ralcorp or Post, as the case may be. With respect to such post-separation services, the Parties agree as follows:
     (i) Ralcorp shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Ralcorp Business, whether or not the privileged Information is in the possession of or under the control of Ralcorp or Post. Ralcorp shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Ralcorp Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Ralcorp, whether or not the privileged Information is in the possession of or under the control of Ralcorp or Post; and
     (ii) Post shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Post Business, whether or not the privileged Information is in the possession of or under the control of Ralcorp or Post. Post shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Post Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Post, whether or not the privileged Information is in the possession of or under the control of Ralcorp or Post.
     (c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 13.09, with respect to all privileges not allocated pursuant to the terms of Section 13.09(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both Ralcorp and Post in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.
     (d) No Party may waive any privilege which could be asserted under any applicable law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in Section 13.09(e) or Section 13.09(f). Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other Party requesting such consent. Each Party shall use its reasonable best efforts to preserve any privilege held by the other Party if that privilege is a shared privilege or has been allocated to the other Party pursuant to Section 13.09(b).

     (e) In the event of any litigation or dispute between or among any of the Parties, or any of their respective Subsidiaries, joint ventures or partnerships, either such Party may waive a privilege in which the other Party or such other entity has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable Subsidiaries, joint ventures or partnerships, respectively, and shall not operate as a waiver of the shared privilege with respect to Third Parties.
     (f) If a dispute arises between the Parties or their respective Subsidiaries, joint ventures or partnerships regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.
     (g) Upon receipt by either Party or by any Subsidiary, joint venture or partnership thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its Subsidiaries’, joint ventures’ or partnerships’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 13.09 or otherwise to prevent the production or disclosure of such privileged Information.
     (h) Ralcorp’s transfer of books and records and other information to Post, and Ralcorp’s agreement to permit Post to possess privileged Information existing or generated prior to the Distribution Date, are made in reliance on Post’s agreement, as set forth in Section 13.08 and Section 13.09, to maintain the confidentiality of privileged Information and to protect and maintain all applicable privileges. The access to information being granted pursuant to Section 13.01, the agreement to provide witnesses and individuals pursuant to Section 13.06 and the transfer of privileged Information to Post pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Section 13.09 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Ralcorp in, or the obligations imposed upon Post by, this Section 13.09. Post’s transfer of books and records and other information to Ralcorp, and Post’s agreement to permit Ralcorp to possess privileged Information existing or generated prior to the Distribution Date, are made in reliance on Ralcorp’s agreement, as set forth in Section 13.08 and Section 13.09, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 13.01, the agreement to provide witnesses and individuals pursuant to Section 13.06 and the transfer of privileged Information to Ralcorp pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Section 13.09 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Post in, or the obligations imposed upon Ralcorp by, this Section 13.09.
          Section 13.10 Attorney Representation.

          Ralcorp, on behalf of itself and the other Ralcorp Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of Post resulting from such person being an employee of Ralcorp or any of its Subsidiaries (including the Post Parties) at any time prior to the Distribution and agrees to allow such attorney to represent the Post Parties in any transaction or dispute with respect to this Agreement, the Transaction Agreements, the transactions contemplated hereby and thereby and transactions between the Parties which commence following the Distribution Date. Post, on behalf of itself and the other Post Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of Ralcorp resulting from such person being an employee of Post or any of its Subsidiaries (including the Ralcorp Parties) at any time prior to the Distribution and agrees to allow such attorney to represent the Ralcorp Parties in any transaction or dispute with respect to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby and transactions between the Parties which commence following the Distribution Date. In furtherance of the foregoing, each Ralcorp Party and each Post Party will, upon request, execute and deliver a specific waiver as may be required in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.
          Section 13.11 Financial Information Certifications.
     (a) In order to enable the principal executive officer or officers, principal financial officer or officers and principal accounting officer or officers of Ralcorp to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which Post is a Subsidiary of Ralcorp, Post shall provide a certification statement with respect to such quarter or portion thereof to those certifying officers and employees of Ralcorp, which certification shall be in substantially the same form as had been provided by officers or employees of Post in certifications delivered prior to the Distribution Date (provided that such certification shall be made by Post rather than individual officers or employees), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.
     (b) In order to enable the principal executive officer or officers, principal financial officer or officers and principal accounting officer or officers of Post to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which Post is a Subsidiary of Ralcorp, Ralcorp shall provide a certification statement with respect to testing of internal controls for corporate and shared services processes for such quarter or portion thereof to those certifying officers and employees of Post, which certification shall be in substantially the same form as had been provided by officers or employees of Ralcorp in certifications delivered to its principal executive officer, principal financial officer and controller prior to the Distribution Date (provided that such certification shall be made by Ralcorp rather than individual officers or employees), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.
     (c) After the date hereof, each of Ralcorp and Post shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable Post and Ralcorp, to satisfy their respective reporting, accounting, audit and other obligations.

ARTICLE XIV
Miscellaneous
          Section 14.01 Entire Agreement.
          This Agreement and the Transaction Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between any of the Parties hereto with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between any of the Parties hereto with respect to such subject matter.
          Section 14.02 Choice of Law.
          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF MISSOURI, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION OR RULE THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
          Section 14.03 Amendment.
          This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Ralcorp and Post.
          Section 14.04 Waiver.
          Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
          Section 14.05 Partial Invalidity.
          Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
          Section 14.06 Execution in Counterparts.
          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties hereto.

          Section 14.07 Successors and Assigns.
          This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement shall not be assignable by such Party (whether by a sale of assets, merger, operation of law or otherwise) without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).
          Section 14.08 Third-Party Beneficiaries.
          Except to the extent otherwise provided in Article IX (solely with respect to the directors and officers insurance policy), Article XI and Section 13.10, the provisions of this Agreement are solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and permitted assigns and shall not confer upon any Third Party any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Transaction Agreement.
          Section 14.09 Notices.
          All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed duly given or delivered (i) when delivered personally, (ii) if transmitted by facsimile, when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier, when received; and shall be addressed as follows:
          If to Ralcorp, to:
Ralcorp Holdings, Inc.
800 Market Street
St. Louis, Missouri 63101
Attention: Gregory A. Billhartz
Facsimile: (314) 877-7748
If to Post, to:
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144
Attention: Diedre J. Gray
Facsimile:
or to such other address as such Party may indicate by a notice delivered to the other Parties.
          Section 14.10 No Reliance on Other Party.
          The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Transaction Agreements and their rights in connection with this Agreement and the Transaction Agreements. The Parties hereto are not relying upon any representations or statements made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.
          Section 14.11 Performance.
          Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.
          Section 14.12 Force Majeure.
          No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.
          Section 14.13 Termination.
          Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of Ralcorp without the prior the approval of Post or any other Person. In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement or such termination.
          Section 14.14 Limited Liability.
          Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of Post or Ralcorp, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Post or Ralcorp, as applicable, under this Agreement or any Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Post and Ralcorp, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

Ralcorp Holdings, Inc.

By:

Name:

Title:

Post Holdings, Inc.

By:

Name:

Title:

Post Foods, LLC

By:

Name:

Title:

Annex I
          The Internal Reorganization will take place in the following steps (collectively, the “Internal Reorganization”), all of which have occurred or will occur prior to the Distribution in the following order, unless otherwise determined by the Ralcorp Board:
          Step 1: Ralcorp will form Post, a new wholly-owned subsidiary corporation under the laws of the State of Missouri.
          Step 2: Ralcorp will borrow up to $775 million pursuant to a short-term note payable and/or credit agreement to one or more financial institutions (“Ralcorp Debt”).
          Step 3: Post will borrow up to $175 million pursuant to the Post Credit Facility.
          Step 4: Ralcorp will contribute all of the equity interest in Post US to Post (the “Post Contribution”) in exchange for additional shares of Post Common Stock, a portion of the proceeds from the Post Credit Facility, and newly issued debt securities of Post (the “Post Debt Securities”).
          Step 5: Post will use all or a portion of the borrowing proceeds it retained from the Post Credit Facility to acquire the portion of the Post Business located in Canada from Post Canada through either a direct or indirect stock or asset purchase (the “Canada Sale”).
          Step 6: After the financial institutions or their affiliates have held the Ralcorp Debt for no less than five days, Ralcorp will (i) enter into an exchange agreement with one or more financial institutions (the “Debt for Debt Exchange Agreement”) pursuant to which the parties agree to exchange an amount of Ralcorp Debt to be determined by the parties bargaining at arm’s length for Post Debt Securities, and/or (ii) enter into an exchange agreement with one or more financial institutions (the “Equity for Debt Exchange Agreement”) pursuant to which the parties agree to exchange an amount of Ralcorp Debt to be determined by the parties bargaining at arm’s length for Retained Shares;
          Step 7: No less than 14 days following the issuance of the Ralcorp Debt, Ralcorp will (i) if a Debt for Debt Exchange Agreement has been entered into, repay all or a portion of the Ralcorp Debt by transferring Post Debt Securities to the financial institutions holding such Ralcorp Debt pursuant to the Debt for Debt Exchange Agreement (the “Debt for Debt Exchange”), and/or (ii) if an Equity for Debt Exchange Agreement has been entered into, repay all or a portion of the Ralcorp Debt by transferring Retained Shares to the financial institutions holding such Ralcorp Debt pursuant to the Equity for Debt Exchange Agreement (the “Equity for Debt Exchange”).